                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             GREENBRIAR CORPORATION
                  (Name of Registrant As Specified in Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:


[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

     ...........................................................................
  2) Form, Schedule or Registration Statement No.:

     ...........................................................................
  3) Filing Party:

     ...........................................................................
  4) Date Filed:

     ...........................................................................

               REVISED PRELIMINARY COPY FILED WITH THE SECURITIES
                     AND EXCHANGE COMMISSION JULY 24, 1996


                             GREENBRIAR CORPORATION
                              4265 Kellway Circle
                             Addison, Texas  75244

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held August 22, 1996


Dear Stockholders of Greenbriar Corporation:

  You are cordially invited to attend a Special Meeting of Stockholders of Greenbriar Corporation (the "Company") to be held at 10:00 a.m., local time on August 22, 1996, at 4265 Kellway Circle, Addison, Texas 75244, to consider and vote upon proposals (the "Proposals") to approve (i) the right to convert all outstanding shares of Series D Preferred Stock into Common Stock and (ii) the right to convert all outstanding shares of Series E Preferred Stock into Common Stock (the Series D and Series E Preferred Stock are sometimes referred to herein as the "Conversion Shares"). In the aggregate, 1,962,458 shares of Common Stock of the Company will be issued upon conversion of the Series D and Series E Preferred Stock.

  The accompanying Proxy Statement forms a part of this Notice. You are not being asked to approve anything at the Special Meeting other than the Proposals. Pursuant to rules of the American Stock Exchange (the "Exchange"), Stockholder approval is required as a prerequisite to listing additional shares issued in connection with an acquisition in which a director or officer has a 5% or greater interest or where the potential increase of common stock would result in an increase in outstanding common shares of 20% or more. Both conditions are raised by the Proposals, and you are being asked to approve the Proposals with regard to the Conversion Shares. See "Approval of Conversion Shares" in the accompanying Proxy Statement for a discussion of the effect of such approvals.


  Only Stockholders of record at the close of business on July 24, 1996 who own Common Stock or Series B or Series C Preferred Stock will be entitled to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of more than 50% of the outstanding shares of Common Stock and Series B and C Preferred Stock of the Company, voting as one class (these being the only securities of the Company entitled to vote at the Special Meeting), present and voting at the Special Meeting on such date is necessary to approve the Proposals. Although the holders of the Series D and Series E Preferred Shares are entitled to voting rights in general, the Designations of Rights and Preferences covering the Series D and E Preferred Stock contain a provision required by the American Stock Exchange denying the right of the holders to vote on the Proposals at the Special Meeting.

  All holders of Common Stock and Series B and C Preferred Stock, whether or not they expect to attend the Special Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable, either in writing or by voting in person at the Special Meeting, at any time prior to its exercise.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE. ANY HOLDER OF COMMON STOCK OR SERIES B OR SERIES C PREFERRED STOCK ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF A PROXY HAS BEEN RETURNED.

                                    By Order of the Board of Directors



                                    James R. Gilley, President
July 31, 1996

                             GREENBRIAR CORPORATION
                              4265 Kellway Circle
                              Addison, Texas 75244

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held August 22, 1996


  This Proxy Statement (the "Proxy Statement") and the accompanying proxy card is being furnished to the holders of common stock, par value $.01 per share ("Common Stock"), and Series B and Series C Preferred Stock, par value $0.10 per share ("Series B and C Preferred Stock") (collectively, the "Stockholders"), of Greenbriar Corporation, a Nevada corporation ("Greenbriar" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from the Stockholders for use at a special meeting of Stockholders of the Company (the "Special Meeting"). At the Special Meeting, the Stockholders of the Company will be asked to consider and vote upon two proposals (the "Proposals"): (i) to approve the right to convert all 1,949,950 outstanding shares of Series E Preferred Stock into 1,624,958 shares of Common Stock of the Company ("Proposal I") and (ii) to approve the right to convert all 675,000 outstanding shares of Series D Preferred Stock into 337,500 shares of Common Stock of the Company ("Proposal II"). The shares of Series D and E Preferred Stock which will become convertible following Stockholder approval are sometimes referred to herein as the "Conversion Shares". Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require Stockholder approval of the Proposals; however, the rules of the American Stock Exchange (the "Exchange") require prior Stockholder approval as a prerequisite to listing additional shares issued in connection with an acquisition in which a director or officer has a 5% or greater interest or when the potential increase of Common Stock is 20% or greater. Both conditions are raised by the Proposals, and consequently, you are being asked to approve the Proposals at the Special Meeting. See "Approval of Conversion Shares" for a discussion of the effect of such approvals. This Proxy Statement and the enclosed forms of proxy are being mailed on or about July 31, 1996.


                             AVAILABLE INFORMATION

  Greenbriar is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, 75 Park Place, New York, New York 10007, and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Exchange, 86 Trinity Place, New York, New York 10006-1881.


                          VOTING AND PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on July 24, 1996, as the record date (the "Record Date") for determining the holders of Common Stock and Series B and Series C Preferred Stock entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 3,479,428 shares of Common Stock, 3,065 shares of Series B Preferred Stock and 20,000 shares of Series C Preferred Stock, the only outstanding securities of the Company entitled to vote at the Special Meeting. The 675,000 shares of Series D Preferred Stock and 1,949,950 shares of Series E Preferred Stock, although normally entitled to vote on all matters to come before a vote of the Stockholders, are precluded by the Designations of Rights and Preferences (the "Designations") governing the Series D and E Preferred Stock from voting on either of the Proposals at the Special Meeting to add the right to convert such shares into the Conversion Shares. These provisions in the Designations were required by the American Stock Exchange in order to avoid giving the holders of the Series D and E Preferred Stock the right to vote on the conversion of their own shares and to restrict the vote to the stockholders who could have voted on the issuance of the shares if they originally contained the conversion right. However, the owners of the Series D and E Preferred Stock who also own shares of Common Stock and Series B and C Preferred Stock will be allowed to vote their shares of Common Stock and Series B and C Preferred Stock at the Special Meeting. The Common Stock, Series B and Series C Preferred Stock were held by approximately 3,900, 17 and 2 stockholders of record, respectively. All share numbers in this Proxy Statement have been adjusted to reflect the one-for-five reverse split of the Common Stock on December 1, 1995. Stockholders still holding certificates representing pre-split shares should contact the Company's transfer agent, American Stock Transfer Trust Company, at 40 Wall Street, New York, New York 10005, to obtain a Letter of Transmittal for the exchange of their shares.

  For each share held on the Record Date, a holder of Common Stock or Series B or Series C Preferred Stock is entitled to one vote on all matters properly brought before the Stockholders at the Special Meeting. Such votes may be cast in person or by proxy. Abstentions may be specified as to the approval of either of the Proposals. Under the rules of the Exchange, brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). The Exchange rules prohibit member firms of the Exchange from voting on the Proposals without specific instructions from beneficial owners. The affirmative vote, either in person or by proxy, of the holders of more than 50% of the shares of Common Stock and Series B and Series C Preferred Stock outstanding as of the Record Date, voting as one class, is necessary to approve each of the Proposals. Accordingly, if a Stockholder abstains from voting certain shares on the approval of either of the Proposals, it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered as shares present and entitled to vote with respect to the approval of the Proposals and therefore will have no effect on the outcome of the vote.

  On the Record Date, 1,210,000 shares of Common Stock, representing approximately 34.5% of shares entitled to vote at the Special Meeting, were held, through a wholly owned corporation, by James R. Gilley, President and Chief Executive Officer of the Company. An additional 667,000 shares (approximately 19% of shares entitled to vote) were held of record by Mr. Gilley, Mr. Gilley's spouse and adult children, as individuals, and a further 530,000 shares (15%) are held by Mr. and Mrs. Gilley and such adult children as trustees for various family trusts. All such persons have indicated they will vote their shares, comprising a total of more than 68% of shares outstanding, for the approval of the Proposals, which will insure such approval by the Stockholders.

  All shares of Common Stock and Series B and Series C Preferred Stock that are represented at the Special Meeting by properly executed proxies received by the Company prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. Unless instructions to the contrary are specified in the proxy, each such proxy will be voted FOR each of the Proposals to approve the right to convert the Conversion Shares.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the vote is taken at the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and delivering a subsequent proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be sent to: Corporate Secretary, Greenbriar Corporation, 4265 Kellway Circle, Addison, Texas 75244.


                         APPROVAL OF CONVERSION SHARES

  Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require Stockholder approval of the Proposals to add the right to convert Series D and E Preferred Stock into Common Stock. However, the rules of the Exchange require prior Stockholder approval as a prerequisite to listing additional shares issued in connection with an acquisition of which a director or officer has a 5% or greater interest or where the potential increase of Common Stock is 20% or more. Both conditions are raised in the issuance of the Series D and E Preferred Stock, and consequently the Stockholders are being asked to approve the Proposals at the Special Meeting.

The Wedgwood Acquisition and the Series E Preferred Stock

  Until 1994, the Company's business was the acquisition, operation and sale of retirement, nursing and other health care facilities, as well as commercial real estate, and the manufacture and sale or lease of mobility assistance equipment, which it conducted under the name "Medical Resource Companies of America." In 1994, the Company began to shift its business emphasis to the full service residential retirement and assisted living industries, and by early 1996 it had sold its nursing homes and retirement center properties, most of its commercial real estate, and its mobility equipment manufacturing subsidiaries. The Company entered the assisted living market by commencing the design and construction of a series of assisted living facilities. Additionally, on March 15, 1996, the Company acquired (the "Wedgwood Acquisition") Wedgwood Retirement Inns, Inc. ("Wedgwood"). Wedgwood and its principals owned various interests in 15 predecessor entities, each of which owned, leased or managed at least one assisted or independent living facility. As a result of the Wedgwood Acquisition, the Company now owns these entities and owns, leases or manages their facilities. All entities are owned 100% by the Company except for one facility owned 40% by minority owners and two entities owned 51% by Victor L. Lund. The Company has an option to purchase Mr. Lund's interests for $10,000.


  The consideration for the Wedgwood Acquisition was 1,949,950 shares of Series E Preferred Stock, having an issue price and liquidation value of $16,852,000, and $220,000 in cash and notes to the sellers (the "Sellers"), who consisted of 20 persons, all of whom were previously unrelated to the Company. Such purchase price was determined through arms' length negotiations. The Sellers include the following persons who owned either 5% or more of Wedgwood or who were officers or directors of Wedgwood.

                        Number of
                        Shares of            Percentage            Current
                         Series E            of Series E       Relationship to
      Seller          Preferred Stock      Preferred Stock       the Company
 -----------------   -----------------    -----------------    -----------------

 Victor L. Lund          1,457,953               75.8%         Director
 Adult Children of
   Victor L. Lund           78,828                4.0%         None
 Paul W. Dendy              19,360                1.0%         Executive Vice
                                                                 President and
                                                                 Director
 Mark W. Hall               84,442                4.4%         Executive Vice
                                                                 President and
                                                                 Director
 Teresa L. Waldroff         24,920                1.3%         Vice President-
                                                                 Operations of
                                                                 Wedgwood
                       -----------         -----------
                         1,665,503               86.5%

  It was the original intention of the parties to issue Common Stock of the Company in exchange for the Wedgwood properties. However, the parties mutually desired to conduct the acquisition rapidly in order to take advantage of the opportunities available in the assisted living industry following their consolidation. Wedgwood urgently needed access to capital in order to pursue its plans for the acquisition and construction of assisted living facilities, and the Company desired to accelerate its entry into the assisted living market to keep pace with a rapidly consolidating and growing industry. Because the Stockholder vote required to approve the issuance of Common Stock would have delayed the acquisition by an unreasonable interval in the judgment of management of both Companies, and because such approval was assured because of the level of ownership of the Company's Common Stock by its management, the parties structured the acquisition to be made in exchange for Series E Preferred Stock that could be issued without Stockholder approval and becomes convertible only following Stockholder approval of such right.

  As an additional inducement for Victor L. Lund to enter into the acquisition with Greenbriar, Greenbriar assumed or agreed to indemnify him against indebtedness incurred in connection with the acquisition and development of the properties of Wedgwood including, approximately $43,200,000 for which he had issued his personal guarantees.

  In connection with the Wedgwood Acquisition, the Company entered into a Construction Management Agreement with Victor L. Lund pursuant to which Mr. Lund agreed to serve, for three years following closing of the Wedgwood Acquisition, as a construction manager to oversee construction for the Company of up to 20 assisted living facilities, including those that provide Alzheimer's care, during the term of the agreement. Mr. Lund will receive monthly fees based on the percentage of completion of each facility with a total fee of $150,000 for each facility successfully completed, less any profits or distributions paid to Mr. Lund from any partnership or limited liability company in which Mr. Lund and the Company both own equity interests. Mr. Lund is responsible for paying the costs of any construction supervisors or similar on site personnel employed by him to satisfy his oversight duties to the Company. Mr. Lund owns a 51% equity interest and the Company owns a 49% equity interest in two limited partnerships. The Company has also entered into employment agreements with Mr. Dendy for three years and Mr. Hall and Ms. Waldroff for one year.

  Proposal I requires Stockholder approval because under the rules of the Exchange the effect of authorizing the conversion right is an additional listing with the Exchange of shares issuable in connection with an acquisition that will represent more than 20% of shares of Common Stock previously outstanding.

  Certain financial information of the Company and Wedgwood, on an historical and pro forma basis, is included elsewhere in this Proxy Statement.

Acquisition of Shopping Center and the Series D Preferred Stock

  It was important to the Sellers that the Wedgwood Acquisition not result in taxable gain to them. Because Wedgwood was formed from the consolidation of 16 separate legal entities, the only structure that was deemed suitable to achieve a tax free transaction was a contribution to a controlled corporation under
Section 351 of the Internal Revenue Code of 1986. The Sellers would not have been in control of the Company following the Wedgwood Acquisition, and it was necessary to have additional assets contributed to the Company by others in exchange for equity securities such that the Sellers together with the others contributing assets would together control more than 80% of the voting power of the Company following the transaction.

  In order to satisfy these objectives, a material part of the Wedgwood Acquisition included the contribution of a shopping center property in Winston-Salem, North Carolina to the Company in exchange for additional shares of voting stock. Such shopping center was owned by James R. Gilley and certain of his affiliates and family members. The following table reflects the number and percentage of shares of Series D preferred Stock issued to each of them in exchange for their respective interests in the contributed shopping center as well as the number of shares of Common Stock into which such shares of Series D Preferred Stock are convertible:


                       Number of                              Shares of Common
                       Shares of          Percentage          Stock Into Which
                       Series D           of Series D        Series D Preferred
     Seller         Preferred Stock     Preferred Stock     Stock is Convertible
- -----------------  -----------------   -----------------    --------------------
JRG Investment
  Co., Inc./(1)/        355,927              52.7%                 177,963
Sylvia M. Gilley/(2)/   157,613              23.3%                  78,806
The April Trust/(3)/    117,653              17.5%                  58,827
W. Michael Gilley/(4)/   37,057               5.5%                  18,529
James R. Gilley           6,750               1.0%                   3,375
                          -----               ----                   -----
                        675,000             100.0%                 337,500

- -------------

(1) Nevada corporation wholly owned by James R. Gilley.
(2) Spouse of James R. Gilley.
(3) Grantor trust for benefit of James R. and Sylvia M. Gilley.
(4) Adult son of James R. and Sylvia M. Gilley.


  The shopping center was valued at $3,375,000 based on an independent appraisal prepared by the firm of Pinnacle Consulting Group, Inc., Dallas, Texas, a copy of which (without exhibits) is attached hereto as Exhibit A. Shares of Series D Preferred Stock were issued at an issue price and liquidation value of $5.00 per share, and will become convertible at a rate of two shares of Series D Preferred Stock for one share of Common Stock or an equivalent Common Stock conversion rate of $10.00 per share. The $10.00 equivalent per share conversion rate is approximately the same equivalent per share conversion rate attributed to the Series E Preferred Stock, which was determined through arms' length negotiations.

  James R. Gilley was faced with certain conflicts of interest in determining to accept the Series D Preferred Stock in exchange for the shopping center. The exchange, including the equivalent per share conversion rate, issue and liquidation price, and voting rights attributed to the Series D Preferred Stock as a part of the tax planning for the Wedgwood Acquisition, was approved by the Conflicts of Interest Committee of the Board of Directors and by the full Board of Directors, with Mr. Gilley and W. Michael Gilley abstaining. See "Description of Capital Stock - Terms of Series D Preferred Stock".

  Acquisition of the shopping center has been recorded on the financial statements of the Company at approximately $2.3 million, which is the cost of such property to the holders of Series D Preferred Stock. The net profit from the operation of the shopping center will be sufficient to cover the dividends payable on the Series D Preferred Stock. As of July 15, 1996, the Company has determined to market the property for sale.

  Proposal II requires Stockholder approval because under the rules of the Exchange the effect of authorizing the conversion right is an additional listing with the Exchange of shares issuable to insiders in connection with an acquisition that will represent more than 5% of shares of Common Stock outstanding.

Proposals to Approve Conversion Shares

  The Company is submitting the two Proposals to the Stockholders for approval. Proposal I will be the right of the holders of the Series E Preferred Stock to convert their shares into shares of Common Stock pursuant to the terms of the Designation of the Series E Preferred Stock. Proposal II will be the right of the holders of Series D Preferred Stock to convert their shares into shares of Common Stock pursuant to the terms of the Designation of the Series D Preferred Stock. Stockholders may vote for or against or abstain from voting on either or both Proposals.

  In considering their vote on the Proposals, Stockholders should give special consideration to the following matters:

  Effect on Outstanding Voting Shares. Prior to conversion of the Series D and E Preferred Stock, there are a total of 6,127,910 shares having voting rights, of which 3,479,428 shares (56.8%) are Common Stock, 675,000 shares (11.1%) are Series D Preferred Stock, and 1,949,950 shares (31.8%) are Series E Preferred Stock. Following full conversion of the Series D and E Preferred Stock, there will be 5,465,518 shares having voting rights, and the voting percentage of the current holders of Common Stock will increase to 63.7%, while the voting percentage of the Common Stock issued in respect to the converted Series D and E Preferred Stock will decrease to 6.2% and 29.6%, respectively.

  Effect on Capitalization.   The following table presents the capitalization of
the Company at March 31, 1996, and as adjusted to show the effect of the full conversion of the Series D and Series E Preferred Stock. Amounts shown for the four series of Preferred Stock constitute the amount of consideration paid for such preferred shares, which is the same as their liquidation preferences.

                                             March 31, 1996
                                      -------------------------------
                                        Historical      As Adjusted
                                      --------------  ---------------

     Series B Preferred Stock         $      353,000  $       353,000
     Series C Preferred Stock              2,000,000        2,000,000
     Series D Preferred Stock              3,375,000                -
     Series E Preferred Stock             18,552,000                -
     Common Stock                         17,326,000       39,253,000
                                      --------------  ---------------

       Total stockholders' equity     $   41,606,000  $    41,606,000
                                      ==============  ===============

       Stockholders' equity
        per common share before
        conversion and as adjusted
        for full conversion           $         4.98  $          7.18
                                      ==============  ===============

  Assured Approval of Proposals. Mr. Gilley has committed to the Sellers that he and his family members would vote their shares to approve both of the Proposals. If they were precluded from doing so or failed to honor their commitment, the Company would likely face litigation from such Sellers which might include attempts to rescind the Wedgwood Acquisition.

  Conflicts of Interest. In addition to the conflicts described under "- Acquisition of Shopping Center and the Series D Preferred Stock," management owning shares of Series D and E Preferred stock face conflicts of interest in their recommendation of approval of the Proposals, in that they will benefit from the ability to convert their Preferred Stock into Common Stock.

  Optional Conversion. The conversion rights contained in the Series D and E Preferred Stock are optional. The holders of the Series E Preferred Stock have indicated their intention to convert their shares into Common Stock immediately following approval by the Stockholders and have executed a power of attorney for Mr. Dendy to exercise their conversion rights. Holders of Series D Preferred Stock may not under the terms of the Designation convert their shares until March 15, 1997, and then may choose to defer such conversion while collecting dividends on the Series D Preferred Stock. If so, such holders would continue to have 675,000 votes instead of 337,500 votes after conversion.


  Waiver of Rights. Stockholders should be aware that under Nevada law, any stockholders voting in favor of the Proposals may be deemed to have waived their rights to challenge such transactions, while Stockholders voting against such transactions or abstaining from voting will continue to retain those rights.
Any such challenge could include allegations that the controlling Stockholders of the Company who engaged in insider transactions violated a fiduciary duty or duty of fairness to the Company or the other Stockholders in the valuation and terms of the issuance of the shares. A positive Stockholder vote may have the effect of protecting such controlling Stockholders from such claims on the theory that the Stockholders have ratified the actions in accordance with Nevada law and the Company's bylaws. It should also be noted that under Nevada law Stockholders do not have dissenters' rights resulting from either of the Proposals, nor do they have preemptive rights to acquire any of the Conversion Shares.

Recommendation of the Board of Directors of Greenbriar

  At a meeting on February 9, 1996, the Board of Directors of Greenbriar approved, subject to receipt of a fairness opinion and appraisal, the Wedgwood Acquisition and acquisition of the shopping center property from Mr. Gilley and his affiliates in exchange for the Series D and E Preferred Stock and determined that such actions are in the best interests of Greenbriar Stockholders and recommended that the Stockholders approve and adopt both of the Proposals to allow convertibility of the Series D and E Preferred Stock into Common Stock.


  In reaching its conclusion to approve the acquisitions, the Board of Directors considered the following matters, each of which was determined to be a positive benefit to Greenbriar and its Stockholders:

  (1) The Board of Directors discussed the Wedgwood Acquisition and reviewed its structure, documentation and terms with legal counsel representing Greenbriar in the transaction. The Board considered the purchase price of Preferred Stock that would eventually be converted into Common Stock and the employment and contracting obligations to Wedgwood management. The Board of Directors concluded that these terms were in the Stockholders' best interests because of the increase in the Company's assets and stockholders' equity resulting from the combination, and the immediate addition of more than $15 million of revenue from assisted living operations.

  (2) Greenbriar began during 1994 to shift its focus from its historical businesses into the assisted living industry and by early 1996 had disposed of all of its businesses other than the ownership of certain investment real properties and its developmental efforts in assisted living. The acquisition of Wedgwood would immediately add 16 operating facilities and a seasoned team of management for such facilities, thereby establishing the Company as a competitor in the assisted living business. The industry is in a rapid phase of growth and consolidation, and several assisted living companies completed or initiated initial public offerings in 1995, some of which became public after completing a series of consolidating acquisitions. The need to quickly take advantage of available opportunities led the Board of Directors to the issuance of the Series D and E Preferred Stock in order to timely conclude the transaction, and to follow the acquisition with a Stockholder vote to approve the conversion of the Series D and E Preferred Stock into Common Stock.

  (3) The Board considered the attractive prices for the common stock of Companies in the assisted living industry, which the market perceived as a growth industry due to the opportunities for consolidation and the increase in the base of residents in an aging population. Management believed that the Company could benefit from these trends by becoming immediately established in the industry through an acquisition. The Company's Common Stock closed on the Exchange at $10.75 on December 4, 1995, the day before the Company announced its intent to acquire Wedgwood. On March 18, 1996, when the Company announced the closing of the Wedgwood Acquisition, the stock price closed at $16.38.

  (4) The Board of Directors sought independent confirmation of its reasons for approving the acquisition of Wedgwood and retained the firm of J.C. Bradford & Co. to render a fairness opinion covering the transaction. The report of J.C. Bradford & Co. is attached hereto as Exhibit B, and states that in its opinion the consideration paid by the Company for Wedgwood is fair to Greenbriar from a financial point of view. As part of J.C. Bradford & Co.'s investment banking business, it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. For its services to the Company, J.C. Bradford & Co. was paid a fee of $125,000 plus expenses, which fee was not contingent upon the successful consummation of the Wedgwood Acquisition. The Company has agreed to indemnify J.C. Bradford & Co. against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws, to the fullest extent possible.


                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of Greenbriar consists of 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Authorized Preferred Stock"). The authorized Preferred Stock may be designated in series, and five series of Preferred Stock have been designated, four of which are outstanding.

Common Stock.

  The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has not paid cash dividends on the Common Stock during the last two fiscal years, and the Board of Directors currently intends to retain earnings for further development of its business and not to pay cash dividends on the Common Stock in the foreseeable future. No dividends can be paid on the Common Stock while dividends are in arrears on any Series of Preferred Stock. The Company is not currently in arrears on any
dividends payable on the Preferred Stock.   The holders of Common Stock are
entitled to one vote per share on all matters submitted to a vote of Stockholders and do not possess cumulative voting rights. The registrar and transfer agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

Terms of Series D Preferred Stock.

  The Board of Directors has approved the designation of the Series D Preferred Stock consisting of 675,000 shares and having the rights and preferences summarized below. The Series D Preferred Stock is a separate series of Preferred Stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series D Preferred Stock.

  Dividends. Series D Preferred Stock bear dividends at the rate of 9.5% per annum on the Issue Price (defined below) thereof, payable quarterly. At the election of the Board, dividends may be accumulated and will be payable in cash when and as declared by the Board. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock while any dividends on Series D Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock may be redeemed or purchased by the Company while any dividends on Series D Preferred Stock remains accumulated and unpaid.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series D Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and E Preferred Stock an amount in cash equal to $5.00 (the "Issue

Price") for each share of such Series D Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

  Redemption. Provided there are no accumulated and unpaid dividends on Series D Preferred Stock, the Series D Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof.

  Conversion. The Designation of Rights and Preferences governing the Series D Preferred Stock provides that following approval at the Special Meeting, each two shares of Series D Preferred Stock will be convertible, at the option of the holder thereof at any time commencing one year following the date of issuance thereof, into one share of Common Stock. Such initial conversion rate will be subject to certain anti-dilution adjustments from time to time for stock splits, stock dividends, reclassifications and similar items affecting the number of outstanding shares of Common Stock so as to fairly and equitably preserve as reasonably as possible the original conversion rights of the Series D Preferred Stock. The 675,000 shares of D Preferred Stock will initially be convertible into 337,500 shares of Common Stock.

  Voting Rights. Holders of Series D Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matters to come before the vote of stockholders, and each share of Series D Preferred Stock is entitled to one vote, or an aggregate of 675,000 votes, whereas if the Series D Preferred Stock is converted at the initial conversion rate into 337,500 shares of Common Stock, the former holders of Series D Preferred Stock will have an aggregate of only 337,500 votes. In addition, holders of Series D Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series D Preferred Stock, to (i) increase or decrease the number of authorized shares of Series D Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series D Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series D Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series D Preferred Stock, (vi) change the shares of Series D Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series D Preferred Stock. Holders of Series D Preferred Stock do not have the right to vote at the Special Meeting for approval of the Proposal, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

  Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series D Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

  Ownership by Officers and Directors. 100% of the Series D Preferred Stock is held by James R. Gilley and certain family members and affiliates of James R. Gilley. See "Principal Stockholders and Security Ownership of Management Before and After Conversion."

Terms of Series E Preferred Stock.

  Greenbriar's Board of Directors has approved the designation of the Series E Preferred Stock consisting of 1,949,950 shares and having the rights and preferences summarized below. The Series E Preferred Stock is a separate series of preferred stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series E Preferred Stock.

  Dividends. Series E Preferred Stock will bear no dividend except that a 12% cumulative dividend shall commence 27 months following the date of issue if the conversion right is not approved. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock while any dividends on Series E Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock may be redeemed or purchased by the Company while any dividends on Series E Preferred Stock remain accumulated and unpaid.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series E Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and D Preferred Stock an amount in cash equal to $9.514 (the "Issue Price") for each share of such Series E Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

  Redemption. Provided there are no accumulated and unpaid dividends on Series E Preferred Stock, the Series E Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof on the Company's books.

  Conversion. The Designation of Rights and Preferences governing the Series E Preferred Stock provides that following approval of the Stockholders at the Special Meeting, each 1.2 shares of Series E Preferred Stock will be convertible, at the option of the holder thereof, into one share of Common Stock. If so converted, the 1,949,950 shares of Series E Preferred Stock will convert into 1,624,958 shares of Common Stock.

  Voting Rights. Holders of Series E Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matter to come before the vote of stockholders, and each share of Series E Preferred Stock is entitled to one vote, or an aggregate of 1,949,950 votes. However, if the Series E Preferred Stock is converted into 1,624,958 shares of Common Stock, the former holders of Series E Preferred Stock will hold an aggregate of only 1,624,958 votes. In addition, Holders of Series E Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series E Preferred Stock to (i) increase or decrease the number of authorized shares of Series E Preferred Stock, (ii) increase or decrease the Issue Price,
(iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series E Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series E Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series E Preferred Stock, (vi) change the shares of Series E Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series E Preferred Stock. Holders of Series E Preferred Stock do not have the right to vote at the Special Meeting, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

  Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series E Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

  Ownership of Directors and Officers. See "Principal Stockholders and Security Ownership of Management Before and After Conversion."

                 PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP
                   OF MANAGEMENT BEFORE AND AFTER CONVERSION

Securities Ownership of Certain Beneficial Owners

  The following table sets forth as of March 31, 1996, certain information with respect to all Stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock and Series C, D and E Preferred Stock (which are the only outstanding classes of voting securities of the Company, except for Series B Preferred Stock), as well as information with respect to the Company's Common Stock and Series C, D and E Preferred Stock owned beneficially by each director, which includes James R. Gilley, Gene S. Bertcher, Robert L. Griffis and W. Michael Gilley, constituting all executive officers whose compensation from the Company in 1995 exceeded $100,000, and by all directors and executive officers as a group. Unless otherwise indicated, each of such stockholders has sole voting and investment power with respect to the shares beneficially owned. The number of shares of Series B Preferred Stock outstanding and convertible into Common Stock is immaterial and no information has been provided below regarding Series B Preferred Stock ownership. All shares of Common Stock have been adjusted for the 1 for 5 reverse split effected in December 1995.

                                      Preferred Stock                                     Common Stock
                              ------------------------------   --------------------------------------------------------------------
                                                                                                 Number of Shares--
                                 Number            Percent        Number          Percent          Assuming Full          Percent
    Name and Address               of                of             of              of        Conversion of Preferred       of
   of Beneficial Owner           Shares            Series         Shares           Class          Stock by Holders         Class
- -------------------------     ------------      ------------   ------------     -----------   -----------------------   -----------
                                Series D Preferred Stock/(2)/
                                -----------------------------

James R. Gilley               637,943/(4)/          94.5%      2,346,000/(5)/      62.8%              2,664,971            48.8%
4265 Kellway Circle
Addison, TX  75244

Sylvia M. Gilley              637,943/(4)/          94.5%      2,346,000/(5)/      62.8%              2,664,971            48.8%
13711 Creekside Place
Dallas, TX  75248

W. Michael Gilley              37,057/(6)/           5.5%        261,000/(6)/       7.5%                279,528             5.1%
4265 Kellway Circle
Addison, TX  74244
                                Series E Preferred Stock/(3)/
                                -----------------------------

Victor L. Lund              1,457,953               75.8%              -              -               1,214,961            22.2%
816 N.E. 87th Ave.
Vancouver, WA  98664

Paul W. Dendy                  19,360                1.0%         10,000/(10)/      0.3%                 26,133             0.4%
816 N.E. 87th Ave.
Vancouver, WA  98664

Mark W. Hall                   84,442                4.4%         10,000/(10)/      0.3%                 80,368             1.5%
816 N.E. 87th Ave.
Vancouver, WA  98664

Gene S. Bertcher                    -                  -          80,000/(7)/       2.2%                 80,000             1.5%
4265 Kellway Circle
Addison, TX  75244


                                      Preferred Stock                                     Common Stock
                              ------------------------------   --------------------------------------------------------------------
                                                                                                 Number of Shares--
                                 Number            Percent        Number          Percent          Assuming Full          Percent
    Name and Address               of                of             of              of        Conversion of Preferred       of
   of Beneficial Owner           Shares            Series         Shares           Class          Stock by Holders         Class
- -------------------------     ------------      ------------   ------------     -----------   -----------------------   -----------

Robert L. Griffis                   -                  -          30,000/(8)/       0.9%                 30,000             0.5%
4265 Kellway Circle
Addison, TX  75244

Michael E. McMurray                 -                  -               -              -                       -               -
5330 Merrick Rd.
Massapequa, NY  11758

Matthew G. Gallins                  -                  -          24,000/(9)/       0.7%                 24,000             0.4%
715 Stadium Drive
Winston-Salem, NC  27101

Paul G. Chrysson                    -                  -               -              -                       -               -
1045 Burke Street
Winston-Salem, NC  27101

Richards D. Barger                  -                  -             200              -                     200               -
945 San Marino Ave.
San Marino, CA  91108

Steven R. Hague                     -                  -               -              -                       -               -
1650 Bank One Tower
221 W. Sixth Street
Austin, TX  78701

Don C. Benton                       -                  -               -              -                       -               -
9200 Inwood Road
Dallas, TX  75220

                              Series C Preferred Stock
                              ------------------------

Richard C.W. Mauran            10,000/(1)/          50.0%              -              -                  66,667             1.2%
S Greenbriar Corporation
4265 Kellway Circle
Addison, TX  75244

Cove Capital Corporation       10,000/(1)/          50.0%              -              -                  66,667             1.2%
245 East 54th Street
New York, NY  10022

                              Series C, D and E Preferred Stock
                              ---------------------------------

All executive officers        517,387/(2)/          76.6%      2,581,200           69.3%              4,308,690            68.7%
 and directors as a group   1,586,675/(3)/          82.5%
  (13 persons)

____________________

(1) Represents Series C Preferred Stock which votes with Common Stock and Series B, D and E Preferred Stock as one class. Series C Preferred Stock is convertible into Common Stock at a rate of 6.67 shares of Common Stock for each share of Series C Preferred Stock.

(2) Represents Series D Preferred Stock which votes with Common Stock and Series B, C and E Preferred Stock as one class. Series D Preferred Stock is convertible into Common Stock, beginning March 15, 1997, provided holders of Common Stock and Series B and C Preferred Stock approve the convertibility feature by a majority vote at the Special Meeting, at a rate of one share of Common Stock for two shares of Series D Preferred Stock.

(3) Represents Series E Preferred Stock which votes with Common Stock and Series B, C and D Preferred Stock as one class. If holders of a majority of the outstanding Common Stock and Series B and C Preferred Stock approved the conversion feature for the Series E Preferred Stock at the Special Meeting, it will be convertible at a rate of one share of Common Stock for 1.2 shares of Series E Preferred Stock.

(4) Consists of 355,927 shares owned by JRG Investments Co., Inc., a corporation wholly owned by James R. Gilley ("JRG"), 157,613 shares owned by Sylvia M. Gilley, 117,653 shares owned by a grantor trust for the benefit of Mr. and Mrs. Gilley and 6,750 shares owned by James R. Gilley. Sylvia M. Gilley is the spouse of James R. Gilley. Other than shares owned by the trust, JRG and Mrs. Gilley disclaim any beneficial ownership in the shares owed by each other.

(5) Consists of 1,210,000 shares of Common Stock owned by JRG, 400,000 shares of Common Stock by a grantor trust for the benefit of James R. and Sylvia M. Gilley, options to James R. Gilley to purchase 200,000 shares of Common Stock at $10.75 per share, exercisable through December 1, 2000, and 536,000 shares of Common Stock owned of record by Mrs. Gilley. Other than shares owned by the grantor trust, Mrs. Gilley disclaims any beneficial ownership of the shares owned by Mr. Gilley and JRG. Mr. Gilley and JRG disclaim beneficial ownership of the shares owned by Mrs. Gilley. Mr. Gilley and JRG have pledged 1,166,363 shares of Common Stock, and Mr. Gilley has pledged all of his shares in JRG, to MS Holding Corp., a nonaffiliated entity, as collateral for repayment of a $5,700,000 promissory note payable by JRG to MS Holding Corp. The note requires payment of annual interest only until May 23, 1997, when the principal balance and all accrued interest is due and payable. Failure to repay such note when due could have an effect on the control of the Company. Of the shares of Common Stock owned by the grantor trust, 200,000 shares were acquired by the trust from the Company in November 1993 in consideration of a $2,250,000 partial recourse promissory note executed by the grantor trust and Mr. Gilley (as co-maker). This note bears interest at an annual rate of 5.5% until November 2003, when the entire principal balance and all accrued interest is due. The note is collateralized by the 200,000 shares purchased by the grantor trust, and the grantor trust and Mr. Gilley (as co-maker) have personal recourse only for the first 20% of the principal balance.

(6) W. Michael Gilley is the adult son of James R. Gilley and Sylvia M. Gilley. Consists of 101,000 shares of Common Stock and 37,057 shares of Series D Preferred Stock owned of record, and 130,000 shares of Common Stock owned by five trusts for which Mr. Gilley acts as co-trustee for the benefit of the children and grandchildren of James R. and Sylvia M. Gilley. Of the 101,000 shares of Common Stock, 46,000 shares were issued for promissory notes of $237,500, for which 30,000 shares are currently pledged as collateral.

(7) Consists of 60,000 shares of Common Stock issued for promissory notes of $92,500, for which 13,000 shares are currently pledged as collateral, and options to purchase 20,000 shares of Common Stock for $11.25 per share vesting over nine years, of which 2,000 shares vested immediately and the remainder vest over a nine year period beginning January 1, 1994.

(8) In November 1992, Mr. Griffis obtained a loan from the Company for $75,000 which was used to exercise options to purchase 30,000 shares of the Company's Common Stock. The loan is collateralized by the shares purchased by Mr. Griffis.

(9) Consists of 20,000 shares of Common Stock owned by a trust for which Mr. Gallins acts as co-trustee for the benefit of one of the grandchildren of James R. and Sylvia M. Gilley and 4,000 shares of Common Stock owned by Matthew G. Gallins LLC.

(10) Represents options to purchase 10,000 shares of Common Stock each, one-third of which vest on each of March 15, 1997, 1998 and 1999.

                             EXECUTIVE COMPENSATION


  The following tables set forth the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total annual salary in 1995 exceeded $100,000, the number of options granted to any of such persons during 1995, and the value of the unexercised options held by any of such persons on December 31, 1995.

                           Summary Compensation Table

                                                                         Long-Term
                                                  Annual             Compensation-Number
       Name and                               Compensation-          of Shares of Common                All Other
   Principal Position             Year            Salary           Stock Underlying Options          Compensation/(1)/
- ------------------------        --------    -----------------    ----------------------------      ---------------------
James R. Gilley,                  1995        $   460,000                 200,000                    $      7,500
 President and Chief              1994            460,000                       -                           6,500
 Executive Officer                1993            460,000                       -                           4,500

Gene S. Bertcher,                 1995            172,500                       -                           6,500
 Executive Vice                   1994            150,000                  20,000                           6,500
 President and Chief              1993            150,000                       -                           4,500
 Financial Officer

W. Michael Gilley,                1995            143,750                       -                           6,500
 Executive Vice                   1994                  -                       -                               -
 President                        1993                  -                       -                               -

Robert L. Griffis,                1995            115,000                       -                           6,500
 Senior Vice President            1994            100,000                       -                           6,500
                                  1993            100,000                       -                           4,500

- --------------------

(1)  Constitutes directors' fees paid by the Company to the named individuals.

                            Option/SAR Grants Table
                    (Option/SAR Grants in Last Fiscal Year)



                        Number of                    Percent of
                  Securities Underlying       Total Options Granted to           Exercise or Base        Expiration
     Name            Options Granted          Employees in Fiscal Year           Price Per Share            Date
- --------------     -------------------     ------------------------------     ---------------------     ------------
James R. Gilley          200,000                        95.2%                         $10.75               5/24/01

                 Aggregated Option/SAR Exercises in Last Fiscal
                       Year and FY-End Option/SAR Values

                                                      Number of Securities                  Value of Unexercised
                                                 Underlying Unexercised Options/            In-the-Money Options/
               Shares Acquired       Value             SARs at 1995 FY-End                   SARs at 1995 FY-End
                                                -----------------------------------   -----------------------------------
    Name         on Exercise       Realized       Exercisable       Unexercisable       Exercisable       Unexercisable
- ------------    -------------     ----------    -----------------------------------   -----------------------------------
James R. Gilley        -               -            200,000               -                  $0                  -

Gene S. Bertcher       -               -              8,000            12,000                $0                 $0

W. Michael Gilley      -               -                -                 -                   -                  -

Robert L. Griffis      -               -                -                 -                   -                  -

Stock Option Plan

  The Stock Option Committee administers the Company's 1992 Stock Option Plan, as amended (the "Plan"), which provides for grants of incentive and non-qualified stock options to the Company's executive officers, as well as its directors and other key employees. Under the Plan, options are granted to provide incentives to participants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in shareholder value. Currently, the Plan has no pre-set formula or criteria for determining the number of options that may be granted. The Stock Option Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers. The Company currently has reserved 217,500 shares of Common Stock for issuance under the Plan, of which 77,500 shares are covered by outstanding options as of July 1, 1996.

Employment Agreements

          Effective upon closing of the Wedgwood Acquisition, the Company entered into Employment Agreements with Paul W. Dendy, Mark W. Hall and Teresa
L. Waldroft, of whom Messrs. Denby and Hall are Executive Vice Presidents and directors of the Company. Such agreements are for a term of three years to Mr. Denby and one year for Ms. Waldroft and Mr. Hall, respectively, following the closing of the Wedgwood Acquisition, provide for an annual salary of $125,000, subject to annual review in the case of Mr. Dendy, and customary benefits and provide that each such employee be granted options to purchase 10,000 shares of Common Stock at an exercise price per share of $11.42, which was equal to the average closing sale price for the Common Stock on the American Stock Exchange on the three days before and three days after execution of the definitive agreement for the Wedgwood Acquisition on January 30, 1996.

                        MARKET PRICE AND DIVIDEND POLICY


  The Company's Common Stock is listed on the American Stock Exchange and traded under the symbol "GBR".

  As of the Record Date, there were approximately 3,900 stockholders of record of the Common Stock. The following table sets forth the high and low sales prices on the American Stock Exchange for the periods indicated.

                                1994                     1995
                       -----------------------  -----------------------
                          High         Low         High         Low
                       ----------   ----------  ----------   ----------

     First Quarter     $ 12 1/2     $  9 1/16   $  8 3/4    $  5
     Second Quarter      11 1/4        8 1/4      10 15/16     5 5/16
     Third Quarter       10 5/8        5 5/16     13 7/16      9 1/16
     Fourth Quarter       7 13/16      4 3/8      13 7/16      7 3/16


  The above prices have been adjusted to reflect a one for five reverse split of the Common Stock that occurred on December 1, 1995.


                               PROXY SOLICITATION

  Proxies are being solicited from the Company's Stockholders by and on behalf of the Board of Directors of the Company. The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated for such services but may be reimbursed for out-of-pocket expenses incurred by them in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such persons.


                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented to the Special Meeting by others. In the event that other matters properly come before the Special Meeting or any adjournments thereof it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgement.


                            DEADLINE FOR SUBMISSION
                          OF PROPOSALS TO BE PRESENTED
                   AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

  Any Stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders must file such proposal with the Company by January 3, 1997 for possible inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                          FORWARD LOOKING STATEMENTS

  Certain statements included in the Managements' Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that predict the future development of the Company. The realization of these predictions will be subject to a number of variable contingencies, and there is no assurance that they will occur in the time frame proposed. The risks associated with the potential actualization of the Company's plans include: contractor delays, the availability and cost of financing, availability of managerial oversight and regulatory approvals, to name a few.


                             FINANCIAL INFORMATION

  The consolidated financial statements of the Company and Wedgwood as of December 31, 1994 and 1995 and for each of the three years in the three year period ended December 31, 1995, included in this Proxy Statement, have been audited by Grant Thornton, LLP, independent certified public accountants, as stated in their report thereon. The unaudited consolidated financial statements of the Company and Wedgwood as of March 31, 1994 and 1995 and for the three months ended March 31, 1994 and 1995, have not been audited, but in the opinion of management contain all accruals and adjustments necessary to present fairly such financial information as of such dates and for such periods. Results for the three months ended March 31, 1996 are not necessarily indicative of results that can be expected for the full year.


                                    By Order of the Board of Directors



                                    James R. Gilley,
                                    President and Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS

GREENBRIAR CORPORATION SELECTED FINANCIAL DATA                           F-3

GREENBRIAR CORPORATION MANAGEMENTS' DISCUSSION
  AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS..........................................    F-5

WEDGWOOD RETIREMENT INNS, INC.
  SELECTED FINANCIAL DATA............................................   F-11

WEDGWOOD RETIREMENT INNS, INC'S MANAGEMENTS'
  DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS................................   F-12

PRO FORMA CONDENSED COMBINED STATEMENTS
  OF OPERATIONS......................................................   F-15
Pro Forma Condensed Combined Statement of Operations for year ended
  December 31, 1995..................................................   F-16
Pro Forma Condensed Combined Statement of Operations for three months
  ended March 31, 1996...............................................   F-17
Notes to Pro Forma Condensed Combined Statements of Operations.......   F-18
Pro Forma Management's Discussion and Analysis of Pro Forma
  Condensed Combined Statements of Operations........................   F-18

GREENBRIAR CORPORATION

Report of Independent Certified Public Accountants...................   F-19
Consolidated Balance Sheets as of December 31, 1994
  December 31, 1995 and March 31, 1996 (unaudited)...................   F-20
Consolidated Statements of Earnings for the years
  ended December 31, 1993, 1994 and 1995, and
  for the three months ended March 31, 1995 and 1996 (unaudited).....   F-22
Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 1993, 1994
  and 1995, and the three months ended March 31, 1996 (unaudited)....   F-23
Consolidated Statements of Cash Flow for the years
  ended December 31, 1993, 1994 and 1995,
  and the three months ended March 31, 1995 and 1996 (unaudited).....   F-24
Notes to Consolidated Financial Statements...........................   F-26

WEDGWOOD RETIREMENT INNS, INC.

Report of Independent Certified Public Accountants...................   F-40
Combined Balance Sheets as of December 31, 1994
  December 31, 1995 and March 31, 1996 (unaudited)...................   F-41

Combined Statements of Operations for the years
  ended December 31, 1993, 1994 and 1995, and
  for the three months ended March 31, 1995 and 1996 (unaudited).....    F-43
Combined Statements of Stockholders', Members', Partners' and
  Owners' Deficit for the years ended December 31, 1993, 1994
  and 1995, and the three months ended March 31, 1996 (unaudited)....    F-44
Combined Statements of Cash Flow for the years
  ended December 31, 1993, 1994 and 1995,
  and the three months ended March 31, 1996..........................    F-45
Notes to Consolidated Financial Statements...........................    F-46

                             GREENBRIER CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA



  The following table sets forth selected historical consolidated financial data for the Company. The selected historical consolidated data of the Company as of December 31, 1991, 1992, 1993, 1994 and 1995, and for each of the five years in the period ended December 31, 1995, were derived from the historical consolidated financial statements of the Company, which have been audited by Grant Thornton LLP, independent auditors, whose report with respect thereto is included elsewhere in this Proxy. The selected historical consolidated financial data of the Company as of and for the three-month periods ended March 31, 1995 and 1996, were derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the full year. For pro forma information for the year ended December 31, 1995 and the three months ended March 31, 1996, see the Pro Forma Condensed Combined Statements of Operations appearing elsewhere herein.

                                                                                                 For the Three Months
                                                For the Year Ended December 31,                     Ended March 31,
                                         --------------------------------------------            --------------------
                                         1991      1992      1993      1994      1995               1995      1996
                                         ----      ----      ----      ----      ----               ----      ----
Statement of Earnings Data
Revenue:
  Assisted living facilities          $   511   $ 1,050   $   510   $ 7,939   $   557            $   555   $     -
  Real estate operations                    -         -     4,280     2,029       666                195       156
  Gain on sale of assets                  345     8,333     2,450     4,633     7,043              5,149        32
  Interest and dividends                   37     1,854     1,326       418     1,205                193       261
  Other                                    62       139       140         -       239                  9       450
                                      -------   -------   -------   -------   -------            -------   -------
    Total revenues                        955    11,376     8,706    15,019     9,710              6,101       899

Operating expenses:

Assisted living facilities                  -       533       279     5,059       322                318         -
Real estate operations                      -         -     2,407     1,486       337                 97        73
General and administrative                741     1,104     2,844     4,028     2,764                837       724
Interest                                  116       640     1,500     2,979       206                121        26
Other                                      91        90         -         -         -                  -         -
                                      -------   -------   -------   -------   -------            -------   -------

    Total operating expenses              948     2,367     7,030    13,552     3,629              1,373       823
                                      -------   -------   -------   -------   -------            -------   -------

Earnings from
  continuing operations
  before income tax                         7     9,009     1,676     1,467     6,081              4,728        76

Income tax expense                          -     1,440        13       240       186              1,606        29
                                      -------   -------   -------   -------   -------            -------   -------

Earnings from continuing
   operations                               7     7,569     1,603     1,227     5,895              3,120        47

Discontinued operations (net)          (1,003)     (516)     (158)      561       (98)               (14)      580
                                      -------   -------   -------   -------   -------            -------   -------

Net earnings (loss)                   $  (996)  $ 7,053   $ 1,505   $ 1,788   $ 5,797            $ 3,106   $   627

Preferred stock dividend
  requirement                               -      (182)     (213)     (327)     (225)               (81)      (34)
                                      -------   -------   -------   -------   -------            -------   -------

Net earnings (loss)
  allocable to common
  stockholders                        $  (996)  $ 6,871   $ 1,292   $ 1,461   $ 5,572            $ 3,025   $   593
                                      =======   =======   =======   =======   =======            =======   =======

Earnings (loss) per share
  Continuing operations                  $.03     $3.56      $.44      $.24     $1.60               $.83      $.01
  Net earnings                        $ (4.13)    $3.31      $.39      $.40     $1.57               $.83      $.17

Weighted average common
  shares outstanding                      241     2,074     3,296     3,679     3,539              3,655     3,444


                                                                  At December 31,                                 At March 31
                                     -----------------------------------------------------------------------     -------------
                                         1991            1992          1993          1994           1995              1996
                                         ----            ----          ----          ----           ----              ----
Balance Sheet Data

Cash and cash equivalents             $   130         $ 1,197       $ 1,083       $ 8,311        $ 7,199           $ 5,642
Working capital (deficit)                (612)          4,684         2,416        10,138         10,015             2,258
Total assets                           20,990          23,469        74,962        44,964         29,772            88,351
Long-term debt, including
 current portion                          477          11,449        44,056         1,489            909            38,138
Stockholders' equity                    2,952           7,904        20,549        22,144         24,895            41,606

                            GREENBRIER CORPORATION'S
               MANAGEMENTS' DISCUSSION AND ANALYSIS OR FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Overview

  During 1994 the Company began a series of steps to focus its business on the development, management and ownership of assisted living properties. The Company's historical businesses during the past five years have included ownership and operation of skilled nursing and retirement centers, real estate investments and manufacture and leasing of electric convenience vehicles and wheelchairs. The nursing and retirement centers and convenience vehicle businesses have been sold, and the real estate investments are being liquidated. Revenues and earnings in years prior to 1996 are attributed to these prior businesses. During 1994, the Company began independently to develop its assisted living business, began construction of its first assisted living facility in July 1995, and opened such facility to residents on May 30, 1996.
By July 1, 1996, the Company (not including the properties of Wedgwood) had three additional assisted living facilities under construction and nine under development. In order to increase the Company's presence in the assisted living industry, the Company acquired Wedgwood in March 1996. The Wedgwood Acquisition is accounted for as a purchase, and the historical financial statements of the Company do not include any revenues or earnings (losses) attributed to Wedgwood.

Liquidity and Capital Resources

  At March 31, 1996, the Company had positive working capital of $2,258,000. During the first quarter of 1996, the Company sold the Mobility Group, which was a continuation of the Company's program of selling its non-strategic assets and using the proceeds to invest in existing operations. The sale of the Mobility Group is not expected to have a material impact on the Company's liquidity. In March 1996, the Company acquired Wedgwood. As of March 31, 1996, the Company and Wedgwood have combined assets of $88,351,000, combined liabilities of $46,745,000 and combined stockholders' equity of $41,606,000. The Company and Wedgwood combined have sufficient liquidity and capital resources to meet their current obligations.

  Net cash used for operating activities during the three months ended March 31, 1996 was $251,000, principally constituting general and administrative expenses in excess of the relatively small amount of income from real estate operations and interest income. No revenue from assisted living operations was reported during the quarter.

  Net cash used in investing activities during the three months ended March 31, 1996 was $834,000, resulting primarily from development and construction of assisted living facilities in Texas in the amount of $1,580,000, offset partially by $739,000 of cash acquired from Wedgwood.

  During the past five years the Company has met its needs for liquidity and capital resources primarily from profitable sales of assets acquired for investment, and, to a lesser extent, from cash flow from operated businesses. The assets acquired and sold have included real estate properties acquired in the merger in 1993 with EquiVest Inc. ("EquiVest"), six skilled nursing facilities, two retirement centers, the Mobility Group, and an eating disorder facility. Since January 1, 1994, these sources of cash from investment activities included approximately $18,200,000 received in January 1995 from the sale of the Fountainview retirement facility in West Palm Beach, Florida; approximately $26,600,000 in proceeds after 1993 from the sale of the properties acquired in the merger with EquiVest; and approximately $6,900,000 net proceeds from the sale of the Rivermont retirement facility in December 1994.

  Net cash used in financing activities since January 1, 1994 have consisted primarily of repayments of mortgage indebtedness as real estate investments were sold totaling approximately $50,000,000, payments of preferred dividends totaling approximately $300,000, and repurchases of common stock totaling approximately $2,000,000, offset by additional borrowings of approximately $10,200,000 for real estate investments and working capital.

  The Company will utilize additional financing to develop additional assisted living facilities currently under construction and development. The Company was participating in the construction of seven facilities as of July 1, 1996. Of the seven facilities under construction as of July 1, 1996 the Company is responsible for arranging financing for six of them and a development partner is responsible for arranging financing for the seventh. The six facilities for which the Company is arranging financing are subject to fixed cost construction contracts and other arrangements estimated to cost approximately $24,800,000 and are estimated to be substantially completed by June 30, 1997. The eleven facilities under development that the Company is responsible for financing are estimated to cost approximately $45,100,000. Of the resulting total of $69,900,000 of development costs that the Company is responsible for financing, the Company has financing committed for five specific facilities costing $21,530,000. The remaining development and construction costs of approximately $48,370,000 is expected to be financed from available sources as described below in the amount of $60,000,000 or from other sources the Company is seeking.

  As of July 1, 1996, the Company has loans in place or has received commitments for future financing, subject, in the case of the commitments, to final documentation, as follows:

    (i) Health Care REIT, Inc. has issued a commitment to provide $60 million over three years to acquire and pay 100% of the construction costs of assisted living facilities to be leased to the Company. The term of the leases will range from 11 years to 14 years plus two five year renewal options, with lease payments based upon the interest rate on U.S. Treasury notes plus 3.75%, subject to inflation adjustments not to exceed .25% per year. A 1% commitment fee is required. The Company will have the option to purchase each facility at the end of the term for its original cost plus 50% of the increase in its fair market value. As additional security to the lessor, the Company will provide a letter of credit for 5% of the amount financed, a first lien on personal property and receivables of the facility, and subordination of management fees and rentals from subtenants.

    (ii) In 1995 Health Care REIT, Inc. provided mortgage loan commitments for two facilities totaling $16,891,000. Of that amount, $4,536,000 was used to refinance one of the facilities (Camelot) and $5,625,000 is being used to construct another facility (Villa de la Rosa) which will open in the fourth quarter of 1996. The balance includes $5,160,000 to fund construction of the Camelot Assisted Living facility scheduled to begin construction in the third quarter of 1996 and $645,000 to fund certain improvements to the existing Camelot facility that is currently under construction, along with $925,000 for the construction of a second Villa de la Rosa, which is not presently scheduled for development and is not included in the development and construction total. The construction loans convert to term loans upon completion of construction. The term loans mature in seven to ten years, initially bear interest at a rate of 4.5% over the corresponding U.S. Treasury Note rate and are secured by the facilities, an assignment of leases, rents and management contract, letters of credit, and an assignment of the facilities licenses and permits.

    (iii) Commitments from First National Bank & Trust Co. of McAlester, Oklahoma of $5.2 million to provide mortgage financing for the two assisted living facilities under construction in Muskogee, Oklahoma and Sherman, Texas. Such loans require a 2% commitment fee and are payable in 10 years based on a 20 year amortization, with interest at prime plus 2% (subject to a minimum interest rate of 8.70% and a maximum interest rate of 12.75%).

    (iv) In 1995 Investors Real Estate Trust ("IRET") issued a commitment to provide 100% of the construction costs up to $2,810,000 for the Sweetwater Springs, Georgia facility that is presently under construction. Upon completion the facility will be leased to the Company for a term of 15 years. In 1996 the commitment was increased by $1,540,000 to a maximum of $4,350,000 in order to provide for the construction of a second phase of the facility, consisting of 16 Alzheimer's special care units. The monthly lease payments will be based on the funded amount and on annual interest rates of 11.0% for the first five years, 12.65% for the next five years and 14.55% for the last five years of the lease. The Company has an option to purchase the facility at fair market value during the first nine months of the fourteenth year of the lease. The lease is secured by the facility.

  In addition to development and construction financing Comerica Bank-Texas has issued a commitment to provide $1,600,000 to finance buses and other vehicles to transport residents of the Company's facilities. Each vehicle will be financed at 90% of cost, and the loan for each vehicle will be amortized over 48 months. The interest rate will be prime plus one percent.

  Therefore, the Company believes it has adequate resources to complete its facilities currently under construction and development and currently plans to use the balance of such committed sources and its net working capital in excess of operating needs for future development of assisted living facilities.

  The Company will finance the construction, development and lease-up of the 17 facilities under construction or development as of July 1, 1996, for which it is responsible for obtaining financing, which the Company expects to require approximately $70 million of capital (including the $24,800,000 already under construction), through a combination of the sources described above; its own funds and additional funds from other traditional sources of financing, including financial institutions, banks and real estate investment trusts; and possible sales of debt or equity securities.


Three Months Ended March 31, 1996 as Compared to Three Months Ended March 31,
1995

  Revenues. Revenues for the three months ended March 31, 1996 were $899,000 as compared to $6,101,000 for the comparable period in 1995. Net earnings for the three months ended March 31, 1996 were $627,000 as compared to $3,106,000 for the three months ended March 31, 1995. Such decreases reflect the disposition of the Company's historical business operations and start-up efforts in the assisted living industry.

  Long Term Care Facilities. The Company sold "The Fountainview" on January 28, 1995. During January 1995 "The Fountainview" generated revenue of $552,000 and operating expenses of $318,000. For the three month period ended March 31, 1996 there was no comparable property.

  Real Estate Operations. Revenue from real estate operations not related to the development and acquisition of residential retirement and assisted living facilities was $156,000 for the three months ended March 31, 1996 as compared to $195,000 for the comparable period in 1995. Costs of operating these properties were $73,000 for the three months ended March 31, 1996 as compared to $97,000 for the comparable period in the prior year. The reduced level of revenue and expenses for real estate operations reflects the ongoing sale of those properties.

  Gain on Sale of Assets. During January 1995 the Company sold "The Fountainview" and recorded a gain of $5,149,000. In February 1996, the Company sold an investment in common stock for a gain of $32,000.

  General and Administrative Expense. General and administrative expenses were $724,000 for the three months ended March 31, 1996 compared to $837,000 for the comparable period in 1995. The change is due principally to the reduction of expenses related to the discontinued operations of the Mobility Group and "The Fountainview."

  Interest Income and Expense. Interest and dividend income were $261,000 for the three months ended March 31, 1996 compared to $193,000 for the comparable period in 1995. Interest expense was $26,000 for the three months ended March 31, 1996 compared to $121,000 for the comparable period in 1995. Throughout 1995 and the three months ended March 31, 1996 the Company disposed of assets not essential to its long range healthcare strategy. The proceeds from those sales were used to reduce debt and increase working capital. The increase in interest income is the result of having more working capital to invest. The decrease in interest expense is due to the reduction in debt due both to the payoff of mortgages when real estate assets were sold and the reduction of corporate debt when the proceeds from the sale of assets were used to pay off that debt.

  Discontinued Operations. During the first quarter of 1996 the Company sold all of its operations in the Mobility Group and recorded a gain on sale, net of tax, of $580,000.

Fiscal 1995 as Compared to Fiscal 1994

  Revenues. The Company reported total revenue of $9,710,000 and net earnings of $5,797,000 or $1.57 per share for the year ended December 31, 1995 compared to total revenue of $15,019,000 and net earnings of $1,788,000 or $.40 per share for the year ended December 31, 1994.

  Gain on Sale of Assets. During 1995 the Company continued its program of selling assets that were not essential to its new business focus on assisted living. In January 1996, the Company sold its mobility products subsidiaries, and the financial statements reflect the revenue and costs associated with this operation as discontinued operations.

  In January 1995 the Company sold what was then its remaining retirement and assisted living facility, The Fountainview, at a gain of $5,149,000. During the month of January 1995, The Fountainview generated revenues of $552,000 and operating expenses of $318,000, but the Company determined to sell it due to the increased competition in West Palm Beach and to the refinancing required as a result of the pending maturity of existing financing. During 1994 the Company owned both The Fountainview and Rivermont Retirement Center, which was sold in December 1994. The revenue and expenses reflected in long term care for 1994 reflect the operations for both The Fountainview and Rivermont for the entire year.

  Gain on sales of assets for the year ended December 31, 1995 was $7,043,000. This compares to $4,633,000 for the year ended December 31, 1994. The majority of 1995's gain consists of $5,149,000 from the sale of The Fountainview.

  In April 1995 EquiVest sold a shopping center in Florida for $750,000 and reported a gain of $100,000.

  In June 1995 the Company sold its economic interest in a legal claim with respect to Wespac Investors Trust III. The sales price was $1,085,000 and the Company recorded a gain of $654,000. Separately, the Company acquired 49% of the outstanding common stock of Wespac Investors Trust III in a private transaction. The Company immediately sold its economic interest in that stock at no gain or loss.

  As part of a larger transaction that occurred in 1992 the Company received the rights to the interest on certain escrow funds in the year 2028. At the time of the transaction, for accounting purposes, the Company placed no value on that right. In August 1995 the Company sold its rights to the future interest for $1,140,000 in cash.

  Real Estate Operations. Revenue from real estate operations was $666,000 in 1995 as compared to $2,029,000 in 1994. Cost of operating these properties was $337,000 in 1995 as compared to $1,486,000 in 1994. Real estate operations reflect the revenue and expenses from commercial real estate properties which the Company acquired in 1993 through the acquisition of EquiVest. The Company acquired EquiVest with the stated intention of selling the acquired assets to generate cash. The reduced level of revenue and expense for real estate operations reflects the ongoing sales of EquiVest properties.

  General and Administrative Expense. General and administrative expenses were $2,764,000 in 1995 as compared to $4,028,000 in 1994. The most significant reason for this decrease was the sale of The Fountainview in January 1995.

  Interest Income. Interest income was $1,205,000 in 1995 as compared to $418,000 in 1994. Interest expense was $206,000 in 1995 as compared to $2,979,000 in 1994. As the Company sells assets, it increases the cash it has available for investments. The increase in interest income reflects the interest received on those investments. The decrease in interest expense was caused principally by two factors. First, when the Company sold its assets it was also relieved of the obligation to pay interest on liabilities associated with those assets. Second, the Company used certain of its available cash to pay down corporate debt which further reduced interest expense in 1995.

Fiscal 1994 as Compared to Fiscal 1993

  Revenues. The Company reported total revenues from continuing operations of $15,019,000 and net earnings of $1,788,000 or $.40 per share for the year ended December 31, 1994 compared to total revenues from continuing operations of $8,706,000 and net income of $1,505,000 or $.39 per share for 1993.

  Long Term Care Facilities. During all of 1994, the Company owned and operated two retirement facilities: The Fountainview in West Palm Beach, Florida and Rivermont Retirement Center in Norman, Oklahoma. For these two facilities, combined 1994 operating revenues were $7,939,000 and combined operating expenses were $5,059,000. Based upon the Company's business plan during 1993, these assets were classified as assets held for sale and there are, therefore, no comparative figures for 1993. During 1993, CareAmerica, Inc., a subsidiary of the Company, managed certain properties for third parties. This effort concluded during 1993. CareAmerica is no longer managing properties for others.

  Real Estate Operations. On March 31, 1993, the Company merged with EquiVest. EquiVest owned and operated commercial real estate. Real estate operations reflect the revenue and expenses from the EquiVest properties. Revenues from real estate operations decreased from $4,280,000 in 1993 to $2,029,000 in 1994. Expenses from real estate operations decreased from $2,407,000 in 1993 to $1,486,000 in 1994. The Company acquired EquiVest with the stated intention of selling EquiVest's assets. Although 1994 included a full year of operations, several such properties were sold during 1994 and revenues therefore decreased.

  Gain on Sales of Assets. Gain on sales of assets for the year ended December 31, 1994, was $4,633,000 compared to $2,450,000 for 1993. The gains in 1994 include those from the sale of the Rivermont Retirement facility as well as various EquiVest assets including recognition of a $1,070,000 deferred gain which resulted from cash received relating to sales of properties in 1991 that were accounted for by the installment method. Absent recognition of these gains, the Company would have had losses before income taxes in both 1994 and 1993.

  General and Administrative Expenses. General and administrative expenses decreased from $5,964,000 in 1993 to $4,028,000 in 1994. During 1994 the sale of EquiVest assets provided the opportunity to substantially reduce administrative costs of that operation. The administrative costs of EquiVest decreased from $581,000 in 1993 to $527,000 in 1994. This decrease was offset by the increase in administrative costs due to the consolidation of Fountainview and Rivermont. During 1993 these investments were classified as assets held for sale.

  Interest Income and Expense. Interest income decreased from $1,326,000 in 1993 to $418,000 in 1994. On March 31, 1993, the Company sold an $8.7 million mortgage bearing interest at 10%. The reduction in interest income is a result of the Company no longer receiving interest from that mortgage. Further, the Company holds a $6.7 million receivable from Southern Care Corporation. The Company is in litigation with Southern Care Corporation in which, among other things, Southern Care is challenging the enforceability of the note. As a result, the Company has ceased accruing income with respect to the note until such time as the litigation is resolved. See Item 3. "Legal Proceedings." Interest expense increased from $1,500,000 in 1993 to $2,979,000 in 1994. The increase is due primarily to the inclusion of Rivermont and Fountainview in 1994.

  Deferred Taxes. As of December 31, 1994 the Company had a deferred tax asset of $2,185,000. This asset is expected to be recovered within two to three years from earnings from current operations as well as gains from the sales of certain of the Company's real estate assets.

  Discontinued Operations. During 1994, management determined that it was in the Company's best interest to discontinue its operations in skilled medical care which consist of nursing and eating disorder facilities and sold the two nursing home facilities which it owned in Houston and San Antonio, Texas and an eating disorder facility which it owned in Wickenburg, Arizona.

Effect of Inflation

  The Company's principal sources of revenues are from resident fees from Company-owned or leased assisted living facilities and management fees from facilities operated by the Company for third parties. The operation of the facilities are affected by rental rates which are highly dependent upon market conditions and the competitive environment in the areas where the facilities are located. Compensation to employees is the principal cost element relative to the operations of the facilities. Although the Company has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary pressures arise that the Company will be able to offset such costs by increasing rental rates or management fees.

Statements of Financial Accounting Standards Not Yet Adopted

  Statement of Financial Accounting Stardards (SFAS) No. 121, which the Company will adopt in 1996, establishes accounting standards for the impairment of long-lived assets and certain other intangible assets. Management is currently analyzing the impact of the adoption of SFAS No. 121, but does not anticipate any material impact on the Company's consolidated financial statements.

  SFAS No. 123, "Accounting For Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 permits, as an alternative, the use of existing accounting rules for such plans. The Company expects to adopt this alternative in 1996 and, therefore, SFAS 123 will have no effect on the Company's consolidated financial statements except for the additional required disclosures.

                         WEDGWOOD RETIREMENT INNS, INC.
                       SELECTED HISTORICAL FINANCIAL DATA


  The following table sets forth selected historical financial data for Wedgwood. The selected historical combined data as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, were derived from the financial statements of Wedgwood, which have been audited by Grant Thornton, LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected historical financial data of Wedgwood for the three month periods ended March 31, 1995 and 1996, were derived from unaudited financial statements of Wedgwood. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year.

                                                  For the Year Ended December 31,                  For the Three Months
                                                                                                      Ended March 31,
                                          -----------------------------------------------      ----------------------------

                                              1993             1994              1995              1995            1996
                                          ------------     ------------      ------------      ------------    ------------
                                                                            (In thousands)
Statement of Operations Data

Revenues:
 Assisted living facilities               $     10,184     $     12,018      $     14,940      $      3,493    $      4,262

Operating expenses:
 Assisted living facilities                      7,542            8,585            10,916             2,431           3,182
 Depreciation and amortization                     911            1,216             1,374               275             488
 General and administrative                        605              738               959               210             322
                                          ------------     ------------      ------------      ------------    ------------

  Total operating expenses                       9,058           10,539            13,249             2,916           3,992
                                          ------------     ------------      ------------      ------------    ------------

Operating income                                 1,126            1,479             1,691               577             270

Other income (expenses)
 Interest income                                    26               74               160                20              13
 Interest expense                               (1,092)          (2,191)           (2,843)             (654)           (845)
 Other                                              70               77                74                 3              28
                                          ------------     ------------      ------------      ------------    ------------

Net earnings (loss)                       $        130     $       (561)     $       (898)     $        (54)   $       (534)
                                          ============     ============      ============      ============    ============

                                                At December 31,
                                                1994       1995
                                              --------   --------

Balance Sheet Data

 Cash and cash equivalents                    $    657   $    885
 Working capital (deficit)                      (1,727)    (1,993)
 Total assets                                   28,318     36,078
 Long-term debt, including current portion      19,068     25,913
 Stockholders' equity (deficit)                 (3,265)    (3,689)

                        WEDGWOOD RETIREMENT INNS, INC.'S
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



Overview

  Prior to the Wedgwood's consolidation with 15 affiliated partnerships, corporations, limited liability companies and proprietorships (the "Predecessor Entities") in 1996 (the "Consolidation"), Wedgwood's historical operating activities focused on the development and management of facilities on behalf of the Predecessor Entities and third parties. Historically, Wedgwood used a series of proprietorships, limited partnerships and limited liability companies to finance the development and construction of facilities in which it retained certain minority and majority interests. Prior to the Consolidation, except for the financial statements contained in this Prospectus, Wedgwood did not produce combined or consolidated financial statements of the separate entities. Typically, such entities incurred losses in their early years as a result of vacancies during lease-up and depreciation expenses. Over time, some of the entities achieved profitability as depreciation expense typically decreased while operating revenues and profits increased. Owners of the Predecessors Entities, as individuals or private entities, generally were more interested in positive cash flow than net profit. Therefore, it may be assumed that Wedgwood often has experienced net losses since its inception resulting primarily from the expenses incurred to establish the infrastructure necessary to support its development program and due to the start-up losses associated with individual facilities.

Results of Operations

Three Months Ended March 31, 1996 as Compared to Three Months Ended March 31,
1995

  Revenues. Total revenues increased to $4,262,000 in 1996 from $3,493,000 in 1995, an increase of $769,000, or 22%. This increase was attributable to a 9% increase in occupancy of existing facilities and in the opening of five facilities during 1995. These five facilities accounted for $526,000, or 68%, of the revenue increase. Occupancy increases along with inflationary increases in rents charged to residents amounted to $243,000, or 32%, of the increase in revenue.

  Facility Operating Expenses. Facility operating expenses increased to $3,182,000 in 1996 from $2,431,000 in 1995, an increase of $751,000, or 31%, reflecting the expenses associated with the operation of the newly opened facilities.

  General and Administrative Expenses. General and administrative expenses increased to $322,000 in 1996 from $210,000 in 1995, an increase of $112,000, or
53%. The increase was primarily the result of additional payroll and associated costs attributable to the expansion in the number of management and support personnel.

  Depreciation and Amortization. Depreciation and amortization increased to $488,000 in 1996 from $275,000 in 1995, an increase of $213,000, or 77%. The increase is attributable to the additional facilities mentioned above.

  Interest Expense, Net. Interest expense, net, increased to $845,000 in 1996 from $654,000 in 1995, an increase of $191,000 or 30%. This reflects an increase in debt during the period of $7,798,000.

  Net Loss. Net loss was $534,000 in 1996 compared to net loss of $54,000 in 1995. The loss was primarily attributable to an increase in operating expenses as a result of facilities in lease-up.


Fiscal 1995 as Compared to Fiscal 1994

  Revenues. Total revenues increased to $14,940,000 in 1995 from $12,018,000 in 1994, an increase of $2,922,000, or 24%. This increase was primarily attributable to two acquisitions in late 1994 that were in operation for the entire 1995 period, and revenue increases from one facility in lease-up. The revenue increase from the acquired facilities amounted to $1,375,000 and $478,000 was from the facility in lease-up. A facility expanded in May of 1994 experienced a revenue increase of $321,000 from 1994 to 1995 and five new facilities opened in 1995, accounting for $578,000 of the increase from 1994. These nine residences account for $2,752,000 of the increase. The balance of the increase is due to overall census/rate gains.

  Facility Operating Expenses. Facility operating expenses increased to $10,916,000 in 1995 from $8,585,000 in 1994, an increase of $2,331,000, or 27%, reflecting the expenses associated with the operation of the acquired and expanded facilities previously described.

  General and Administrative Expense. General and administrative expenses increased to $959,000 in 1995 from $738,000 in 1994, an increase of $221,000, or
30%. The increase was primarily the result of additional payroll and associated costs attributable to the expansion in the number of management and support personnel.

  Depreciation and Amortization. Depreciation and amortization increased to $1,374,000 in 1995 from $1,216,000 in 1994, an increase of $158,000, or 13%.
The increase was attributable to the depreciation related to property and equipment acquired during 1995 and late 1994.

  Interest Expense, Net. Interest expense, net, was $2,843,000 in 1995 as compared to $2,191,000 in 1994, an increase of $652,000, or 30%. The increase was attributable to an increase in total debt incurred by the Company during the period of $7,798,000, plus debt related to facilities acquired in late 1994.

  Net loss. The net loss in 1995 was $898,000 as compared to $561,000 in 1994, an increase of $337,000. The net loss increase was primarily attributable to an increase in operating expenses and interest expense as a result of acquisitions and expansion of facilities.

Fiscal 1994 as Compared to Fiscal 1993

  Revenues. Total revenues increased to $12,018,000 in 1994 from $10,184,000 in 1993, an increase of $1,834,000, or 18%. This increase was partly attributable to acquisitions of three residences during 1994, which accounted for $871,000 of the increase, expansion of another facility during the year which experienced a revenue increase of $362,000 and continued lease-up of a fifth facility which gained $450,000 in revenue compared to the prior year. Together these five facilities accounted for $1,683,000 of the revenue increase, or 16.5%. The balance of the revenue increase, amounting to $151,000, or 1.5%, was primarily due to net occupancy gains or losses and inflationary increases in rents charged to residents at existing facilities.

  Facility Operating Expenses. Facility operating expenses increased to $8,585,000, in 1994 from $7,542,000 in 1993, an increase of $1,043,000, or 14%, reflecting the expenses associated with the operation of the acquired and expanded facilities previously described, partially offset by the greater efficiencies of the facility in lease-up and at other facilities.

  General and Administrative Expenses. General and administrative expenses increased to $738,000 in 1994 from $605,000 in 1993, an increase of $133,000, , or 22%. The increase was primarily the result of additional payroll and associated costs relating to the expansion in the number of management and support personnel to facilitate Wedgwood's growing operations.

  Depreciation and Amortization. Depreciation and amortization increased to $1,216,000 in 1994 from $911,000 in 1993, an increase of $305,000, or 33%. Of this amount, $185,000, or 20%, related to the acquired and expanded facilities mentioned above. The balance of the increase relates primarily to capital improvements at existing facilities.

  Interest Expense, Net. Interest expense, net, increased to $2,191,000 in 1994 from $1,092,000 in 1993, an increase of $1,099,000, or 101%. Of the increase, $286,000 is attributable to newly acquired facilities, $130,000 to the expanded facilities and $575,000 to refinancings/expansion of two facilities, with the balance due primarily to interest rate changes. The refinancings added $3,644,000 debt.

  Net loss. Net loss was $561,000 in 1994 compared to net earnings of $130,000 in 1993. The loss was primarily attributable to the increase in interest expense associated with refinancings, acquisitions and expansion of facilities.

Liquidity and Capital Resources

  Wedgwood has historically financed its operations with internally generated funds, short-term borrowings, and capital contributions from Wedgwood's majority owner or, to a lesser extent, outside investors. In December 1994, Wedgwood obtained a loan commitment from Health Care REIT for approximately $10,341,000 to finance the development, construction and permanent financing for the Camelot Retirement Community.

  At December 31, 1995, Wedgwood's working capital deficit was $1,993,000 as compared to $1,727,000 at December 31, 1994. The increase in the working capital deficit was due primarily to an increase in current maturities of long-term obligations. Net cash provided by operating activities totaled $746,000, $807,000 and $735,000 for the years ended December 31, 1993, 1994 and 1995, respectively. These amounts represent primarily the excess of depreciation and amortization over net losses for the periods, and changes in accounts receivable and payable. Net cash used in investing activities totaled $992,000, $7,354,000 and $10,228,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Most of these expenditures were for purchases of property and equipment, although $1,131,000 and $1,462,000 in 1994 and 1995, respectively, were for purchases of securities used as collateral on letters of credit supporting various long-term leasing obligations. Net cash provided by financing activities totaled $269,000, $6,619,000 and $9,721,000 for the years ended December 31, 1993, 1994, and 1995, respectively. Net cash provided by financing activities primarily represents proceeds from short-term and long-term debt. Equity contributions, net of equity distributions, totaled $698,000 for the three years ended December 31, 1995.

Effect of Inflation

  Wedgwood's principal source of revenues are from resident fees from Wedgwood-owned or leased assisted living facilities and management fees from facilities operated by Wedgwood for third parties. The operation of the facilities are affected by rental rates which are highly dependent upon market conditions and the competitive environment in the areas where the facilities are located. Compensation to employees is the principal cost element relative to the operations of the facilities. Although Wedgwood has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary pressures arise that Wedgwood will be able to offset such costs by increasing rental rates or management fees.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)


  The following unaudited pro forma condensed combined financial information has been prepared by the Company based on the audited financial statements and the related notes thereto of the Company and Wedgwood for the year ended December 31, 1995 and the unaudited financial statements of the Company and Wedgwood for the three months ended March 31, 1996, included elsewhere in this Prospectus, and give effect to the Wedgwood Acquisition as though it occurred January 1, 1995, and reflect the assumptions and adjustments described in the accompanying notes. The Wedgwood Acquisition has been accounted for using the purchase method of accounting. The following unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results that would have been achieved if the Wedgwood Acquisition had actually been completed as of the dates indicated, or which may be realized in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Wedgwood" and the financial statements of the Company and Wedgwood and the related notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Statements."

        Pro Forma Condensed Combined Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1995
                    (in thousands, except per share amounts)

                                               Historical
                                        -------------------------
                                                                                              Company
                                                                          Pro Forma          Pro Forma
                                        Company        Wedgewood         Adjustments          Combined
                                        -------       -----------       --------------       ----------

REVENUES
 Assisted living facilities             $     -       $    14,940       $                    $   14,940
 Long term care facilities                  557                 -                                   557
 Real estate operations                     666                 -                 (666)/(4)/          -
 Gain on sale of assets                   7,043                 -               (7,043)/(4)/          -
 Interest and dividends                   1,205                 -               (1,205)/(4)/          -
 Other                                      239                 -                                   239
                                        -------       -----------       --------------       ----------
                                          9,710            14,940               (8,914)          15,736
Expenses
 Assisted living facilities                   -            10,916                1,279/(1)/      12,195
 Long term care facilities                  322                                                     322
 Real estate operations                     337                 -                 (337)/(4)/          -
 Depreciation and amortization                -             1,374               (1,374)/(4)/          -
 General and administrative               2,764               959                                 3,723
 Interest                                   206                 -                 (206)               -
                                        -------       -----------       --------------       ----------
                                          3,629            13,249                 (638)          16,240
                                        -------       -----------       --------------       ----------

    Operating profit (loss)               6,081             1,691               (8,276)            (504)

Other income (expense)
 Interest and dividend income                 -               160                1,205/(4)/       1,365
 Interest expense                             -            (2,843)                (206)/(4)/     (3,049)
 Gain on sale of assets                       -                 -                7,043/(4)/       7,043
 Real estate operations, net                  -                 -                  329/(4)/         329
 Other                                        -                94                    -               94
                                        -------       -----------       --------------       ----------
                                              -            (2,589)               8,371            5,782
                                        -------       -----------       --------------       ----------

    Earnings (loss) from continuing
     operations before income taxes       6,081              (898)                  95            5,278

Income tax expense                          186                 -                1,820/(3)/       2,006
                                        -------       -----------       --------------       ----------

    Earnings (loss) from continuing
     operations                           5,895              (898)              (1,725)           3,272

Preferred dividend requirement              225                 -                 (320)/(2)/       (545)
                                        -------       -----------       --------------       ----------

    Earnings (loss) from continuing
     operations allocable to
      common shareholders               $ 5,670       $      (898)      $       (2,045)      $    2,727
                                        -------       -----------       --------------       ----------

Earnings per share
 Continuing operations                  $  1.60                                              $     0.53
Weighted average number of
 common and equivalent
 shares outstanding                       3,539                                                   5,164

* See accompanying explanatory notes

                          Pro Forma Condensed Combined
                            Statement of Operations
                                  (Unaudited)
                   For the Three Months Ended March 31, 1996
                    (In thousands, except per share amounts)

                                               Historical
                                        -------------------------

                                                                          Pro Forma          Pro Forma
                                        Company        Wedgewood         Adjustments          Combined
                                        -------       -----------       --------------       ----------
Revenues
 Assisted living facilities             $     -       $     4,262       $            -       $    4,262
 Real estate operations                     156                 -                 (156)/(4)/          -
 Gain on sale of assets                      32                 -                  (32)/(4)/          -
 Interest and dividends                     261                 -                 (261)/(4)/          -
 Other                                      450                 -                    -              450
                                        -------       -----------       --------------       ----------
                                            899             4,262                 (449)           4,712
                                        -------       -----------       --------------       ----------
Expenses
 Assisted living facilities                   -             3,182                  393/(1)//(4)/  3,575
 Real estate operations                      73                 -                  (73)/(4)/          -
 Depreciation and amortization                -               488                 (488)/(4)/          -
 General and administrative                 724               322                    -            1,046
 Interest                                    26                 -                  (26)/(4)/          -
                                        -------       -----------       --------------       ----------
                                            823             3,992                 (194)           4,621
                                        -------       -----------       --------------       ----------

    Operating profit (loss)                  76               270                 (255)             (91)

Other income (expense)
 Interest and dividend income                 -                13                  261/(4)/         274
 Interest expense                             -              (845)                 (26)/(4)/       (871)
 Gain on sale of assets                       -                 -                   32/(4)/          32
 Real estate operations, net                  -                 -                   83/(4)/          83
 Other                                        -                28                    -               28
                                        -------       -----------       --------------       ----------
                                              -              (804)                 350             (154)
                                        -------       -----------       --------------       ----------

    Earnings (loss) before income taxes      76              (534)                  95             (363)

Income tax expense                           29                 -                 (167)/(3)/       (138)
                                        -------       -----------       --------------       ----------

    Net earnings (loss)                      47              (534)                 262             (225)

Preferred stock dividend requirement        (34)                -                  (80)/(3)/       (114)
                                        -------       -----------       --------------       ----------

    Earnings allocable to
     common shareholders                $    13       $      (534)      $          182       $     (339)
                                        -------       -----------       --------------       ----------

Earnings per share                      $   .01                                              $      .07

Weighted average shares outstanding       3,441                                                   5,069


        Notes to Pro Forma Condensed Combined Statements of Operations
                                  (unaudited)


A. The pro forma condensed combined financial statements reflect the acquisition by the Company in March 1996 of substantially all of the assets and liabilities of a number of companies under common control and managed by Wedgwood Retirement Inns, Inc. ("Wedgwood"). Total purchase price was $18,077,000, consisting of preferred stock valued at $16,852,000 and cash and transaction costs totaling $1,225,000.

B. The pro forma financial statements reflect the following adjustments:

   1. to reflect the difference in depreciation and amortization on Wedgwood property and equipment and other assets due to change in asset bases and lives under purchase accounting

                                     Depreciation   Amortization     Total
                                     ------------   ------------   ----------
    Year ended December 31, 1995
        New basis                      $1,279,000     $        -   $1,279,000
        Old basis                       1,090,000        284,000    1,374,000
                                       ----------     ----------   ----------
                                          189,000       (284,000)     (95,000)
                                       ==========     ==========   ==========

    Three months ended March 31, 1996
        New basis                      $  393,000              -   $  393,000
        Old basis                         405,000         83,000      488,000
                                       ----------     ----------   ----------
                                       $  (12,000)    $  (83,000)  $  (95,000)
                                       ==========     ==========   ==========


   2. to reflect the dividend requirement on the Series D Preferred Stock issued in the acquisition

   3. to adjust income tax expense based upon applying the statutory tax rate to pre-tax income. If the Wedgwood acquisition had taken place at January 1, 1995, the deferred tax liabilities arising from the transaction would have eliminated the need for a deferred tax asset valuation allowance at that date. Accordingly, there would have been no change in the valuation allowance during the year ended December 31, 1995 and, therefore, the effective tax rate would have approximated 34% rather than the 3% actually experienced

   4. to classify income and expenses in a manner consistent with the future direction of the Company in the assisted living business


Management's Discussion and Analysis of Pro Forma Condensed Combined Statements of Operations

  The acquisition of Wedgwood will give the Company an immediate presence in the assisted living industry and annual revenues exceeding $16 million from its operating facilities. Combining the statements of earnings of Wedgwood and Greenbriar does not result in significant adjustments, due to the lack of any eliminations of personnel, management, officers or facilities following the acquisition. Wedgwood will continue to operate its existed assisted living facilities and develop new facilities, maintaining its offices and staff necessary to manage such operations and growth.

  On a combined pro forma basis, the Company would have had revenues of $15,736,000 for the year ended December 31, 1995, and $4,712,000 for the quarter ended March 31, 1995; $14,940,000 (95%) of such revenues for the year and $4,262,000 (90%) of such revenues for the quarter are assisted living revenues from Wedgwood.

  Pro forma operating loss was $504,000 for 1995 and $91,000 for the first quarter of 1996. Pro forma net loss for the first quarter was $225,000. The Company expects that operating losses will continue for the near term resulting from fixed operating costs and general and administration expenses during a growth phase of constructing and developing new assisted living centers. An assisted living center takes from six to twelve months to build, and, historically, approximately six to twelve months after licensure to reach a stabilized occupancy level of 95%.

               Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Greenbriar Corporation


We have audited the accompanying consolidated balance sheets of Greenbriar Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greenbriar Corporation and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

Dallas, Texas
March 8, 1996

                            Greenbriar Corporation

                          CONSOLIDATED BALANCE SHEETS
                 (Amounts in thousands, except per share data)


                                                                 December 31,               March 31,
                                                           ------------------------
            ASSETS                                           1994             1995             1996
                                                           -------          -------          -------
                                                                                           (unaudited)
CURRENT ASSETS
 Cash and cash equivalents                                 $ 8,311          $ 7,199          $ 5,642
 Accounts receivable - trade, less allowance of
  $601 in 1994                                               1,925               23              584
 Deferred income tax benefit                                 2,185            2,150               --
 Real estate under contract of sale                         14,889               --               --
 Other current assets                                        1,455            1,536            1,636
                                                           -------          -------          -------

   Total current assets                                     28,765           10,908            7,862

REAL ESTATE                                                  3,204            3,190            5,455

NET ASSETS OF MOBILITY GROUP                                 3,330            3,371               --

INVESTMENT IN SECURITIES, AT COST                            1,678            1,853            4,153

MORTGAGE NOTES RECEIVABLE                                    6,700            7,368            9,117

PROPERTY AND EQUIPMENT, AT COST
 Land                                                          100              322            6,360
 Buildings and improvements                                    767              767           46,358
 Equipment and furnishings                                     192              203            1,789
  Construction in progress                                      --            1,576            3,884
                                                           -------          -------          -------
                                                             1,059            2,868           58,391
  Less accumulated depreciation                                186              252              268
                                                           -------          -------          -------
                                                               873            2,616           58,123

RESTRICTED CASH AND INVESTMENTS                                 --               --            3,254

OTHER ASSETS                                                   414              466              387
                                                           -------          -------          -------

                                                           $44,964          $29,772          $88,351
                                                           =======          =======          =======

                            Greenbriar Corporation

                 (Amounts in thousands, except per share data)

                                                                    December 31,          March 31,
                                                               -----------------------
         LIABILITIES AND STOCKHOLDERS' EQUITY                     1994        1995          1996
                                                               ----------  -----------  ------------
                                                                                         (unaudited)
CURRENT LIABILITIES
     Note payable                                               $  5,008      $    --       $    --
     Current maturities of long-term debt                            379            8         1,575
     Long-term debt collateralized by properties under
       contract of sale                                            8,933           --            --
     Accounts payable - trade                                      1,149          412         1,554
     Accrued expenses                                              1,753          343         1,980
     Other current liabilities                                     1,405          130           495
                                                                --------      -------       -------

          Total current liabilities                               18,627          893         5,604

LONG-TERM DEBT                                                     1,110          901        36,563

DEFERRED INCOME TAXES                                                 --           --         1,495

DEFERRED GAIN                                                      3,083        3,083         3,083

STOCKHOLDERS' EQUITY
     Series A cumulative preferred stock, $.10 par value;
       liquidation value of $1,085 in 1994; authorized,
       10,000 shares; issued and outstanding, 1,085
       shares in 1994                                                108           --            --
     Series B cumulative convertible preferred stock,
       $.10 par value; liquidation value of $1,351, $1,330
       and $353, respectively; authorized, 100 shares;
       issued and outstanding, 14 shares in 1994 and 1995 and
       4 shares in 1996                                                1            1             1
     Series C cumulative convertible preferred stock,
       $.10 par value; liquidation value of $2,000;
       authorized, issued and outstanding, 20 shares                   2            2             2
     Series D cumulative preferred stock, $.10 par value;
       liquidation value of $3,375; authorized,
       issued and outstanding, 675 shares in 1966                     --           --            68
     Series E cumulative preferred stock, $.10 par value;
       liquidation value of $18,552; authorized,
       issued and outstanding, 1,950 shares in 1996                   --           --           195
     Common stock, $.01 par value; authorized, 20,000
       shares; issued and outstanding, 3,708, 3,452 and
       3,478, respectively                                           185           35            35
     Additional paid-in capital                                   36,442       33,957        49,847
     Accumulated deficit                                         (12,156)      (6,584)       (6,026)
                                                                --------      -------       -------
                                                                  24,582       27,411        44,122
     Less stock purchase notes receivable (including
       $2,438 from related parties)                               (2,438)      (2,516)       (2,516)
                                                                --------      -------       -------
                                                                  22,144       24,895        41,606
                                                                --------      -------       -------

                                                                $ 44,964     $ 29,772       $88,351
                                                                ========      =======       =======



        The accompanying notes are an integral part of these statements.

                            Greenbriar Corporation

                      CONSOLIDATED STATEMENTS OF EARNINGS
                   (Amounts in thousands, except share data)

                                                                                                Three months
                                                                     Year ended December 31,    ended March 31,
                                                                  ---------------------------  ----------------
                                                                   1993      1994      1995     1995     1996
                                                                  -------   -------   -------  -------  -------
                                                                                                 (unaudited)
Revenue
     Long-term care facilities                                    $   510    $7,939    $  557   $  555    $ --
     Real estate operations                                         4,280     2,029       666      195      156
     Gain on sales of assets                                        2,450     4,633     7,043    5,149       32
     Interest                                                       1,326       418     1,205      193      261
     Other                                                            140        --       239        9      450
                                                                  -------    ------    ------   ------   ------
                                                                    8,706    15,019     9,710    6,101      899

Expenses
     Long-term care facilities                                        279     5,059       322      318       --
     Real estate operations                                         2,407     1,486       337       97       73
     General and administrative                                     2,844     4,028     2,764      837      724
     Interest                                                       1,500     2,979       206      121       26
                                                                  -------    ------    ------   ------   ------
                                                                    7,030    13,552     3,629    1,373      823
                                                                  -------    ------    ------   ------   ------

          Earnings from continuing
            operations before income
            taxes                                                   1,676     1,467     6,081    4,728       76

Income tax expense                                                     13       240       186    1,608       29
                                                                  -------    ------    ------   ------   ------

          Earnings from continuing
            operations                                              1,663     1,227     5,895    3,120       47

Discontinued operations
     Loss from operations, net of income taxes                       (158)     (617)      (98)     (14)      --
     Gain on disposal, net of income taxes                             --     1,178        --       --      580
                                                                  -------    ------    ------   ------   ------

          NET EARNINGS                                              1,505     1,788     5,797    3,106      627

Preferred stock dividend requirement                                 (213)     (327)     (225)     (81)     (34)
                                                                  -------    ------    ------   ------   ------

Earnings allocable to common stockholders                         $ 1,292   $ 1,461    $5,572   $3,025    $ 593
                                                                  =======    ======    ======   ======   ======

Earnings per share
     Continuing operations                                           $.44      $.24     $1.60     $.83     $.01
     Net earnings                                                    $.39      $.40     $1.57     $.83     $.17

Weighted average number of common and
  equivalent shares outstanding                                     3,296     3,679     3,539    3,655    3,444



        The accompanying notes are an integral part of these statements.

                            Greenbriar Corporation

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            (Amounts in thousands)

                                                                                                      Stock
                                   Preferred stock     Common stock     Additional                  purchase
                                  -----------------  -----------------    paid in    Accumulated      notes     Treasury    Total
                                   Shares   Amount    Shares   Amount     capital      deficit     receivable     stock     equity
                                  --------  -------  --------  -------  -----------  ------------  -----------  ---------  --------
Balance at January 1, 1993            944    $  94    13,398    $ 133      $21,801      $(14,118)     $    --   $     (6)  $ 7,904

 Issuance of shares - purchased
  companies                            13        1     3,703       37       10,020            --           --         --    10,058
 Sale of shares                        --       --     1,294       13        4,188            --       (2,250)        --     1,951
 Dividends on preferred stock,
  including  imputed dividends
   of $37                             118       12        --       --          123          (179)          --         --       (44)
 Losses since date of
  acquisition of subsidiaries
  previously carried at cost
  (Note B)                             --       --        --       --           --          (824)          --         --      (824)
 Purchase of treasury stock            --       --        --       --           --            --           --         (1)       (1)
 Net earnings                          --       --        --       --           --         1,505           --         --     1,505
                                   ------    -----   -------    -----      -------      --------   ----------   --------   -------

Balance at December 31, 1993        1,075      107    18,395      183       36,132       (13,616)      (2,250)        (7)   20,549

 Issuance of shares                    --       --       147        2          179            --         (188)         7        --
 Dividends on preferred stock,
  including imputed dividends
  of $42                               44        4        --       --          131          (328)          --         --      (193)
 Net earnings                          --       --        --       --           --         1,788           --         --     1,788
                                   ------    -----   -------    -----      -------      --------   ----------   --------   -------

Balance at December 31, 1994        1,119      111    18,542      185       36,442       (12,156)      (2,438)        --    22,144

 Issuance of shares                    --       --       116        1           77            --          (78)        --        --
 Conversion of preferred stock         (1)      --        19       --           --            --           --         --        --
 Conversion of subordinated debt       --       --        67        1          199            --           --         --       200
 Purchase of common stock              --       --    (1,226)     (12)      (1,998)           --           --         --    (2,010)
 Purchase of preferred stock       (1,085)    (108)       --       --         (976)           --           --         --    (1,084)
 Dividends on preferred stock           1       --        --       --           73          (225)          --         --      (152)
 One-for-five reverse stock
  split                                --       --   (14,066)    (140)         140            --           --         --        --
 Net earnings                          --       --        --       --           --         5,797           --         --     5,797
                                   ------    -----   -------    -----      -------      --------   ----------   --------   -------

Balances at December 31, 1995          34        3     3,452       35       33,957        (6,584)      (2,516)        --    24,895

 Net earnings                          --       --        --       --           --           627           --         --       627
 Conversion of preferred stock        (10)      --        38       --           --            --           --         --        --
 Purchase of common stock              --       --       (12)      --         (120)           --           --         --      (120)
 Dividends on preferred stock          --       --        --       --           --           (69)          --         --       (69)
 Issuance of preferred stock -
  purchased company                 2,625      263        --       --       16,010            --           --         --    16,273
                                   ------    -----   -------    -----      -------      --------   ----------   --------   -------

Balances at March 31, 1996
 (unaudited)                        2,649    $ 266     3,478    $  35      $49,847      $ (6,026)     $(2,516)  $     --   $41,606
                                   ======    =====   =======    =====      =======      ========   ==========   ========   =======

        The accompanying notes are an integral part of this statement.

                            Greenbriar Corporation

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)



                                                                                        Three months
                                                           Year ended December 31,      ended March 31,
                                                         ----------------------------  -----------------
                                                           1993      1994      1995      1995      1996
                                                         --------  --------  --------  ---------  ------
                                                                                          (unaudited)
Cash flows from operating activities
  Net earnings                                           $ 1,505   $ 1,788   $ 5,797    $ 3,106   $ 627
  Adjustments to reconcile net earnings to net
    cash used in operating activities
      Discontinued operations                                158      (561)       98         14    (580)
      Depreciation and amortization                          533     1,306       182        206      34
      Gain on sales of assets                             (2,520)   (4,633)   (7,043)    (5,149)    (32)
      Recognition of deferred gain                                  (1,070)       --         --      --
      Stock dividends on investment securities                          --      (175)        --      --
      Changes in operating assets and liabilities
        Due from (to) affiliates                             (58)       --        --          7
        Accounts receivable                               (1,348)      (72)    1,902        790      (4)
        Accrued interest receivable                         (261)       --        --         --      --
        Mortgage note receivable                            (500)       --        --         --      --
        Refundable income taxes                             (945)      945        --         --      --
        Assets held for resale                               535        --        --         --      --
        Deferred income tax benefit                          846       369        35      1,598     378
        Other current and noncurrent assets                 (509)   (2,381)       (9)     1,172    (550)
        Accrued interest payable                              56        --        --         --      --
        Income taxes payable                              (1,174)       --        --         --      --
        Accounts payable and other liabilities             1,249       818    (3,546)    (2,087)   (124)
                                                         -------   -------   -------    -------   -----

               Total adjustments                          (3,938)   (5,279)   (8,556)    (3,449)   (878)
                                                         -------   -------   -------    -------   -----

               Net cash provided by (used in)
                 operating activities of:
                    Continuing operations                 (2,433)   (3,491)   (2,759)      (343)   (251)
                    Discontinued operations                   93      (231)      209         78    (349)
                                                         -------   -------   -------    -------   -----

               Net cash used in operating activities      (2,340)   (3,722)   (2,550)      (265)   (600)



        The accompanying notes are an integral part of these statements.

                            Greenbriar Corporation

                            (Amounts in thousands)


                                                                                               Three months
                                                               Year ended December 31,        ended March 31,
                                                            ------------------------------  -------------------
                                                              1993      1994       1995       1995       1996
                                                            --------  ---------  ---------  ---------  --------
                                                                                                 (unaudited)
Cash flows from investing activities
  Proceeds from sales of assets                             $ 2,539   $ 32,196   $ 21,885   $ 18,276   $   256
  Collections of notes receivable                            11,354         --         --         --        --
  Proceeds from sales of discontinued operations                 --      6,557         --         --        --
  Additions to real estate                                     (334)      (462)       (54)       (33)       --
  Purchase of property and equipment                           (538)      (608)    (1,809)      (103)   (1,580)
  Net cash effect of (sale) purchase of subsidiary               --       (273)        --                  739
  Additions to mortgage notes receivable                       (544)        --       (668)    (3,100)     (249)
  Investing activities of discontinued operations                --       (344)      (348)       (90)       --
  Preacquisition loan to acquired company                    (4,023)        --         --         --        --
  Distributions from limited partnership                        105         --         --         --        --
  Acquisition of companies, net of cash acquired                 11         --         --         --        --
                                                            -------   --------   --------   --------   -------

              Net cash provided by investing activities       8,570     37,066     19,006     14,950      (834)

Cash flows from financing activities
  Proceeds from borrowings
      Affiliates                                                625      1,000         --         --        --
      Other                                                     840     10,156         --         --        --
  Payments on debt
      Affiliates                                                (50)    (1,625)        --         --        --
      Other                                                  (9,664)   (35,434)   (14,321)   (14,049)       (3)
  Dividends on preferred stock                                  (44)      (193)      (152)       (62)       --
  Sale (purchase) of common and preferred stock               1,950         --     (3,095)    (1,065)     (120)
  Purchase of treasury stock                                     (1)        --         --         --        --
                                                            -------   --------   --------   --------   -------

              Net cash used in financing activities          (6,344)   (26,096)   (17,568)   (15,176)     (123)
                                                            -------   --------   --------   --------   -------

              NET INCREASE (DECREASE) IN CASH
               AND CASH EQUIVALENTS                            (114)     7,248     (1,112)      (491)   (1,557)

Cash and cash equivalents at beginning of period              1,197      1,063      8,311      8,311     7,199
                                                            -------   --------   --------   --------   -------

Cash and cash equivalents at end of period                  $ 1,063   $  8,311   $  7,199   $  7,820   $ 5,642
                                                            =======   ========   ========   ========   =======

See Note D for supplemental disclosure of cash flows and noncash investing and financing transactions.


       The accompanying notes are an integral part of these statements.

                            Greenbriar Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES

      Nature of Operations
      --------------------

      As discussed in Note C, Greenbriar Corporation (formerly Medical Resource Companies of America) has disposed of substantially all of its nonassisted-living operating assets. Its business will consist of development and operation of assisted living facilities which provide housing, hospitality and personal and healthcare services to elderly individuals. At December 31, 1995, the Company had one facility under construction and sites under contract for four facilities. In March 1996, the Company acquired a business that operates 16 facilities. See Note P.

      A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

      Principles of Consolidation
      ---------------------------

      The consolidated financial statements include the accounts of Greenbriar Corporation and its majority-owned subsidiaries (collectively, the Company). All significant intercompany transactions and accounts have been eliminated.

      Depreciation
      ------------

      Depreciation is provided for in amounts sufficient to relate the cost of property, plant and equipment to operations over their estimated service lives. Depreciation is computed by the straight-line method.

      Profit Recognition on Sales of Real Estate
      ------------------------------------------

      Gains on sales of real estate are recognized when the requirements of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," are met. Until the requirements for full profit recognition have been met, a transaction is accounted for using either the deposit, cost recovery, installment sale or financing method, whichever is appropriate under the circumstances.

      Use of Estimates
      ----------------

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash Equivalents
      ----------------

      The Company considers all short-term deposits and money market investment with a maturity of less than three months to be cash equivalents.

                            Greenbriar Corporation

   NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES - Continued

      Impairment of Notes Receivable
      ------------------------------

      A note receivable is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the note agreement. The accrual of interest is discontinued on such notes, and no income is recognized until all past due amounts of principal and interest are recovered in full.

      Impairment of Long-Lived Assets
      -------------------------------

      The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.
      In reviewing recoverability, the Company estimates the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value.

      Interim Statements
      ------------------

      In the opinion of management, the unaudited interim financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1996 and the results of its operations and cash flows for the three-month periods ended March 31, 1995 and 1996. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.


   NOTE B - ACQUISITIONS

       Remuda
       ------

       In May 1993, the Company acquired 83.5% of the outstanding common stock of Remuda Ranch Center for Anorexia and Bulimia, Inc. (Remuda) in exchange for 13,000 shares of the Company's Series B convertible preferred stock valued at $800,000. Remuda provides hospital, residential, day and out-patient treatment of eating disorders. In 1994, the Company sold its investment in Remuda. See Note C.

       EquiVest
       --------

       In March 1993, the Company acquired all of the outstanding capital stock of EquiVest Inc. (EquiVest), which was merged with and into the Company. EquiVest was an Atlanta-based real estate investment trust with investments in income-producing commercial real estate projects. Consideration consisted of 3,703,000 shares of common stock valued at $9,258,000.

       Nursing Facilities
       ------------------

       In February 1993, Altman Nursing, Inc. (Altman), a subsidiary, acquired two skilled nursing facilities located in Texas. In August 1993, MRC sold 33% of the common stock of Altman Nursing, Inc. at approximately its cost.

                            Greenbriar Corporation

   NOTE B - ACQUISITIONS - Continued

      In December 1994, Altman sold both nursing facilities for an aggregate price of $6,400,000. The operations of Altman were sold in 1995.
      See Note C.

      All of the above acquisitions have been accounted for as purchases and, accordingly, the consolidated financial statements include their operations from the date of acquisition.

   Retirement Facilities
   ---------------------

      In 1991 and 1992, the Company acquired all of the outstanding common stock of Rivermont Retirement, Inc. (Rivermont) and Fountainview Retirement Center, Inc. (Fountainview), which own and operate retirement facilities. These companies were originally acquired with the intent to resell. Accordingly, the Company's investment had been presented on the balance sheet as an asset held for sale.

      In 1993, management concluded that it was in the Company's best interest to retain ownership of Fountainview and Rivermont. Accordingly, these subsidiaries were consolidated at December 31, 1993. A charge has been made to retained earnings in the amount of $824,000 representing the losses of Fountainview and Rivermont for the period from dates of acquisition through December 31, 1993.

      During 1994, management adopted a strategy that included selling both retirement facilities and reinvesting the proceeds from these sales in a larger number of smaller retirement facilities in different geographic areas. In December 1994, the Company entered into contracts of sale of its retirement facilities. The sale of the Rivermont facility closed in 1994 and resulted in a gain of $1,732,000. The sale of the Fountainview facility closed in January 1995 and will result in a gain of approximately $5,100,000 to be recognized in the first quarter of 1995.


   NOTE C - DISCONTINUED OPERATIONS

      In 1994, management concluded that operation of skilled medical care facilities, consisting of nursing homes and eating disorder clinics, was not in the best interest of the Company. In June 1994, the Company sold its investment in Remuda Ranch Center for Anorexia and Bulimia, Inc. for shares of the buyer's preferred stock, which is not marketable, valued at $1,678,000. The sale resulted in a gain of $804,000. The preferred stock bears a cumulative dividend of 8% and is convertible into shares of common stock equal to approximately 4.9% of the outstanding shares at December 31, 1995. Valuation was based on discounted future cash flows. In December 1994, the Company's subsidiary, Altman Nursing, Inc., sold its two skilled nursing facilities for an aggregate price of $6,400,000, which resulted in a gain of $981,000. The aggregate gain of $1,785,000 has been presented net of applicable income taxes of $607,000

      In 1995, management decided to sell the mobility products segment. The segment was sold in February 1996 for stock and notes valued at approximately $4,300,000. A gain of approximately $930,000, less applicable income taxes, will be recorded in the first quarter of 1996.

                            Greenbriar Corporation

   NOTE C - DISCONTINUED OPERATIONS - Continued

      Summarized balance sheet data for the mobility products segment is as follows (amounts in thousands):

                                                                               December 31,
                                                                         ------------------------
                                                                           1994            1995
                                                                         --------         -------
        Assets
          Current assets
            Cash                                                           $   65          $  220
            Inventories                                                       370             363
            Other                                                             158             174
                                                                           ------          ------

                Total current assets                                          593             757

          Net property, plant and equipment                                 1,052             989
          Other noncurrent assets, primarily goodwill and
          patents                                                           1,945           1,811
                                                                           ------          ------
                                                                            3,590           3,557

        Liabilities
          Current liabilities                                                 260             186
                                                                           ------          ------

            Net assets                                                     $3,330          $3,371
                                                                           ======          ======

      The operations of the skilled medical care segment and the mobility products segment have been presented in the accompanying financial statements as discontinued operations.

      Summarized operating results of these segments are as follows (in thousands):

                                                           1993            1994           1995
                                                         --------        --------        -------
         Revenues                                        $12,027         $13,581         $2,027
                                                         =======         =======         ======

         Loss before income taxes                        $  (270)        $  (935)          (149)

         Income tax benefit                                 (112)           (318)           (51)
                                                         -------         -------         ------

              Net loss from operations                   $  (158)        $  (617)        $  (98)
                                                         =======         =======         ======

                            Greenbriar Corporation

   NOTE D - CASH FLOW INFORMATION

      Supplemental information on cash flows and noncash investing and financing transactions is as follows (in thousands):

                                                                                              Years ended
                                                                                              December 31,
                                                                                         ----------------------
                                                                           1993            1994          1995
                                                                        ----------       --------       -------
    Supplemental cash flow information
      Interest paid                                                      $  1,522        $ 3,722        $   211
      Income taxes paid                                                       950             27             46

    Supplemental data on noncash investing and financing activities
      Stock dividend paid on preferred shares                                 136             93             73
      Sale of stock in exchange for notes receivable from
       employees and officers                                               2,250            186             78

    Conversion of subordinated debt to common stock                            --             --            200

    Businesses acquired
      Fair value of assets acquired, exclusive
        of deferred income tax benefit                                   $ 37,821        $    --             --
      Deferred income tax benefit                                           3,400             --             --
      Liabilities assumed                                                 (26,874)            --             --
      Debt issued                                                          (4,300)            --             --
      Stock issued                                                        (10,058)            --             --
                                                                         --------        -------        -------

             Total cash paid (received), net of
              cash acquired                                              $    (11)       $    --        $    --
                                                                         ========        ========       =======

    Sale of subsidiary
      Securities received                                                $     --        $(1,678)       $    --
      Assets sold                                                              --          4,462             --
      Liabilities transferred                                                  --         (3,861)            --
      Gain on sale                                                             --            804             --
                                                                         --------        -------        -------

             Net cash effect of sale of subsidiary                       $     --        $  (273)       $    --
                                                                         ========        =======        =======

                            Greenbriar Corporation

NOTE E - DEBT

   Long-term debt is comprised of the following (in thousands):

                                                                                           December 31,
                                                                                     -------------------------
                                                                                       1994             1995
                                                                                     ---------        --------
     Mortgage note payable to a bank, payable monthly through maturity
       in 1996.                                                                       $ 8,933           $  --

     Mortgage notes payable to a corporation bearing interest at 11.52%;
       principal and interest payable in monthly installments through
       maturity in 2004.                                                                  916             909

     Note payable to a corporation bearing interest at 5%; principal and interest payable in monthly installments through
       maturity in December 1995.                                                         341              --

     Convertible note payable to an individual bearing interest at 6%;
       interest due quarterly and principal due at maturity in 1998
       (convertible into common stock at $3 per share).                                   200              --

     Other                                                                                 32              --
                                                                                      -------            ----
                                                                                       10,422             909
       Less:  Current maturities                                                         (379)             (8)
              Debt collateralized by properties under contract of sale                 (8,933)             --
                                                                                      -------            ----

                                                                                     $  1,110            $901
                                                                                      =======            ====

NOTE F - INCOME TAXES

  At December 31, 1995, the Company had net operating loss carryforward of approximately $7,500,000 which expire between 1999 and 2008. However, approximately $5,100,000 of these net operating loss carryforwards have limitations that restrict utilization to approximately $600,000 for any one year. Also, carryforwards of $1,800,000, which expire between 2006 and 2008, may only be used to offset future taxable income of the subsidiaries in which the losses were generated.

                            Greenbriar Corporation

NOTE F - INCOME TAXES - Continued

   The following is a summary of the components of income tax expense from continuing operations (in thousands):


                                                                                             Year ended
                                                                                             December 31,
                                                                                   -------------------------------
                                                                                     1993         1994       1995
                                                                                   -------       ------     ------
          Current                                                                  $  (945)       $ 160      $ 151
          Deferred                                                                     958           80         35
                                                                                   -------        -----      -----

                                                                                   $    13        $ 240      $ 186
                                                                                   =======        =====      =====

   Deferred tax assets and associated valuation allowances were comprised of the following (in thousands):

                                                                                             December 31,
                                                                                        ---------------------
                                                                                          1994         1995
                                                                                        -------       -------
        Deferred tax assets:
        Net operating loss carryforwards                                                $ 4,650       $ 2,570
           Real estate                                                                      488           141
           Charitable contribution carryforwards                                             --           606
           Tax credits                                                                      125           220
           Accrued expenses                                                                  60           103
           Other                                                                            187           195
                                                                                        -------       -------

                 Total deferred tax assets                                                5,510         3,835

        Valuation allowance                                                              (3,325)       (1,430)

        Deferred tax liabilities:
           Investment in securities                                                          --          (237)
           Other                                                                             --           (18)
                                                                                        -------       -------

                 Total deferred tax liabilities                                              --          (255)
                                                                                        -------       -------

                 Net deferred tax asset                                                 $ 2,185       $ 2,150
                                                                                        =======       =======

   Management expects the net deferred tax asset will be recovered within two to three years from earnings of the Company.

                            Greenbriar Corporation

NOTE F - INCOME TAXES - Continued

   Following is a reconciliation of income tax expense from continuing operations with the amount of tax computed at the statutory rate (in thousands):

                                                                       Year ended
                                                                      December 31,
                                                             ------------------------------
                                                               1993      1994       1995
                                                             ---------  -------  ----------

    Tax at the statutory rate                                   $ 570    $ 499     $ 2,004
    Amortization of intangibles                                    51      113          30
    Change in deferred tax asset valuation allowance,
      exclusive of reductions for sold company in 1994           (648)    (547)     (1,895)
    Correction of prior period estimates                           --      138          --
    Other                                                          40       37          47
                                                                -----    -----     -------

    Tax expense                                                 $  13    $ 240     $   186
                                                                =====    =====     =======

   Reductions in the deferred tax valuation allowance result from assessments made by the Company each year of its expected future taxable income available to absorb its carryforwards.


NOTE G - STOCKHOLDERS' EQUITY

   On November 17, 1995, the Board of Directors authorized a one-for-five reverse stock split effective December 1, 1995. All share and per share data has been retroactively restated to give effect to the stock split.

   The Series A preferred stock had a liquidation value of $1 per share and an initial dividend rate of 6% that escalated to a maximum rate of 12% in 1994. For accounting purposes, the preferred stock was deemed issued at a discount. Such discount was being accreted in a manner that resulted in a constant imputed dividend rate of 12%. Dividends were payable in cash or additional shares at the stockholders' option. The Series A preferred stock was redeemed in 1995.

   The Series B preferred stock has a liquidation value of $1 per share and is convertible into common stock over a ten-year period at prices escalating from $25.00 per share in 1993 to $55.55 per share by 2001. Dividends at a rate of 6% are payable in cash or preferred shares at the option of the Company. At December 31, 1995 and 1994, there were cumulative, unpaid dividends of approximately $73,000.

   The Series C preferred stock has a liquidation value of $1 per share and is convertible into common stock at a price of $15.00 per share. Dividends are payable in cash at a rate of 6%.

                            Greenbriar Corporation

NOTE G - STOCKHOLDERS' EQUITY - Continued

   Information relating to stock option activity during 1994 and 1995 is as follows:

                                                                    Year ended
                                                                    December 31,
                                                              ----------------------
                                                                1994          1995
                                                              ---------     --------

    Outstanding at beginning of year                           327,500      155,500
      Granted                                                       --       10,000
      Cancelled                                                (30,000)          --
      Expired                                                       --      (10,000)
      Reacquired                                              (142,000)          --
                                                              --------      -------

    Outstanding at end of year                                 155,500      155,500
                                                              ========      =======

   The options are exercisable at various times through 2005 at prices ranging from $11.25 to $13.20 per share. In 1994, the Company purchased options covering 142,000 shares of common stock from a former employee/director for $178,000.

   At December 31, 1995, options to purchase 133,500 shares were exercisable.


NOTE H - EARNINGS PER SHARE

   Earnings per share are determined by dividing net earnings, adjusted for preferred stock dividends, by the weighted average number of common shares outstanding during the period. Dilutive stock options are included in weighted average shares outstanding. Fully diluted earnings per share, giving effect to assumed conversion of convertible preferred stock and notes, are not presented because the effect of these securities is insignificant.

                            Greenbriar Corporation

NOTE I - SALES OF ASSETS

   Gains on the sale of assets result from the following transactions (amounts in thousands):

                1994                                                    Gain
               ------                                                  ------
      Sale of Fountainview retirement center for cash
         of approximately $18,000                                      $5,149
      Sale of economic interest in legal claim for
         for $1,085 in cash                                               654
      Sale of rights to the interest on escrow funds
         for cash of $1,140                                             1,140
      Other                                                               100
                                                                       ------

                                                                       $7,043
                                                                       ======
                1995
                ----

      Sale of Rivermont retirement center for cash
         of approximately $6,900                                       $1,720
      Sale of five commercial properties for
         approximately $22,000 in cash and $2,050 in rates              1,095
      Sale of investment securities for cash of $2,730                    736
      Recognition of deferred gain on long-term care facilities
         sold in 1991 for approximately $15,400 in notes                1,070
      Other                                                                12
                                                                       ------
                                                                       $4,633
                                                                       ======


NOTE J - RELATED PARTY TRANSACTIONS

   1993
   ----

   The Company sold the Company's Chief Executive Officer, James R. Gilley, 200,000 shares of common stock for a $2,250,000 note, with principal and interest at 5-1/2% due in November 2003.

   1994
   ----

   The Company sold to W. Michael Gilley, Executive Vice-President/Director of the Company, 30,000 shares of common stock for a noninterest-bearing note of $187,500 with principal due in December 1999. Additional loans to executives and directors of $55,000 were made in 1994. Also, a former executive of the Company was paid commissions of $145,000 relating to the sale of property.

   Sylvia Gilley, wife of the Company's Chief Executive Officer, James R. Gilley, made a loan of $1,000,000 to the Company. The loan was repaid during 1994.

   1995
   ----

   The Company purchased land from Sylvia Gilley for $221,000.

                            Greenbriar Corporation

   NOTE K - CONTINGENCIES

       The Company and a subsidiary, CareAmerica, Inc. (CareAmerica) are defendants in lawsuits brought by a corporation that purchased nursing homes from the Company in 1991. The plaintiff alleges mismanagement of the homes during the period that CareAmerica provided management services, seeks damages in excess of $1,500,000, seeks cancellation of $6,700,000 of mortgage notes payable to the Company and secured by the nursing homes, and seeks recovery of interest payments made on the mortgage notes. The Company has filed a counterclaim for breach of the management contract and to confirm the indebtedness. The plaintiff terminated the contract and claimed that the mortgage notes had previously been discharged. The Company believes that the plaintiff's actions, including payments against the indebtedness, are inconsistent with the plaintiff's claims that the notes have been discharged. The Company intends to vigorously contest those lawsuits and pursue its counterclaims against the plaintiff.

       The Company is also defendant in several other lawsuits arising in the ordinary course of business. Management of the Company is of the opinion that these lawsuits will not have a material effect on the consolidated results of operations or financial position of the Company.


   NOTE L - SEGMENT INFORMATION

       The Company's operations are classified into two business segments: real estate and residential retirement centers. The real estate segment involves the ownership and operation of commercial real estate. The residential retirement segment involves the ownership and management of retirement centers. The Company's mobility products segment has been presented as a discontinued operation (Note B). Information with respect to business segments for the years ended December 31, 1993, 1994 and 1995 is set forth below (amounts in thousands):

                                                      Real       Residential      Corporate
                                                     estate      retirement       and other          Total
                                                    --------     ----------      ------------      ---------
            1993
            ----
       Revenues                                      $ 8,706        $    --          $    --         $ 8,706
       Gain on sale of assets                          2,450             --               --           2,450
       Earnings (loss) before income taxes             3,943             --           (2,267)          1,676
       Identifiable assets                            31,874         24,536           18,552          74,962
       Depreciation                                      409             --               62             471
       Capital expenditures                              334             --              407             741

            1994
            ----

       Revenues                                      $ 5,132        $ 9,660          $   227         $15,019
       Gain on sale of assets                          2,913          1,720               --           4,633
       Earnings (loss) from continuing
          operations before income taxes               2,483          1,848           (2,864)          1,467
       Identifiable assets                            11,608         15,038           18,318          44,964
       Depreciation                                      239            683               66             988
       Capital expenditures                              462             43              573           1,078

                            Greenbriar Corporation

   NOTE L - SEGMENT INFORMATION - Continued

                                                      Real       Residential      Corporate
                                                     estate      retirement       and other          Total
                                                    --------     ----------      ------------      ---------
          1995
          ----
   Revenues                                         $   789        $ 5,706         $ 3,215          $ 9,710
   Gain on sale of assets                                93          5,149           1,801            7,043
   Earnings from continuing
     operations before income taxes                     271          5,274             536            6,081
   Identifiable assets                                3,326          1,527          24,919           29,772
   Depreciation                                          77             43              62              182
   Capital expenditures                                  54            353              11              418

NOTE M - FAIR VALUE OF FINANCIAL INVESTMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values at December 31, 1995:

   Cash and cash equivalents - The carrying amount approximates fair value because of the short maturity of these instruments.

   Investment in securities - The investment in securities consists of 8% convertible preferred stock of a private company. Fair value, based on estimated future discounted cash flows, approximates carrying value.

   Mortgage notes receivable - The mortgage notes receivable consist primarily of $6,700,000 of notes with a stated interest rate of 14% due in 2021 from the plaintiff in the lawsuit discussed in Note K. It is not practicable to estimate the fair value of the notes.

   Long-term debt - The fair value of the Company's long-term debt is estimated based on market rates for the same or similar issues. At December 31, 1995, the carrying amount of long-term debt approximates its fair value.

   Accounts receivable and payable - The carrying amount approximates fair value because of their short maturity.

                            Greenbriar Corporation

NOTE N - NOTES RECEIVABLE

   Stock Purchase Notes
   --------------------
                                                                                      December 31,
                                                                                   ------------------
                                                                                     1994       1995
                                                                                   ------      ------
                                                                                     (in thousands)
   Related party
     Note from James R. Gilley, chief executive officer, principal
       and interest at 5-1/2%, due November 2003                                   $2,250      $2,250

     Note from W. Michael Gilley, executive vice-president/director,
       noninterest-bearing and due in December 1999                                   188         188

     Other employees                                                                   78          --
                                                                                   ------      ------

                                                                                   $2,516      $2,438
                                                                                   ======      ======

   All stock purchase notes are collateralized by common stock of the company and are presented in the balance sheet as a deduction from stockholders' equity.

   Mortgage Notes
   --------------
                                                                                      December 31,
                                                                                   ------------------
                                                                                     1994       1995
                                                                                   ------      ------
     Notes receivable from a corporation, collateralized by a third lien on real property, interest at 14% due annually, principal
        due in 2021                                                                $6,700      $6,700

     Other notes                                                                      668          --
                                                                                   ------      ------
                                                                                   $7,368      $6,700
                                                                                   ======      ======

   In connection with certain litigation against the Company (Note K), the maker of the $6,700,000 note ceased making the required interest payments. As a result, the Company stopped accruing interest income. Had the Company been accruing interest, the amount recognized would have been approximately $900,000 in 1995. No interest income was recognized on the note in 1995. Based on the value of the underlying collateral, no impairment reserve was required on this note at December 31, 1995.

NOTE O - FOURTH QUARTER ADJUSTMENTS

   During the fourth quarter of 1995, the Company made an adjustment to reduce the deferred tax valuation allowance by $1,895,000.

   During the fourth quarter of 1994, the Company wrote off goodwill related to a 1992 acquisition of approximately $150,00, made other adjustments reducing earnings by approximately $175,000 and reduced the deferred tax valuation allowance by approximately $550,000. The goodwill write off resulted from the decision to discontinue the sale of mobility products to third parties.

   The adjustments to the deferred tax valuation allowance resulted from assessments made by the Company of its expected future taxable income available to absorb its net operating loss carryfowards.

                            Greenbriar Corporation

NOTE P - ACQUISITION OF WEDGWOOD RETIREMENT INNS, INC. AND AFFILIATES

In March 1996, the Company acquired substantially all of the assets and liabilities of a number of companies under common control and managed by Wedgwood Retirement Inns, Inc. The business of these companies consists of the operation of 16 assisted living, congregate and Alzheimer's facilities. To structure the Wedgwood acquisition as a tax-free exchange, the Company also acquired a shopping center in North Carolina from James R. Gilley and members of his family (the Gilley Group). Due to the fact that the Gilley Group is a majority shareholder of Greenbriar and owner of the shopping center, the property was recorded at the Gilley Group's historical cost basis of approximately $2,300,000. Consideration given was 675,000 shares of Series D preferred stock. Wedgwood's assets were valued at approximately $58,000,000 ($54,000,000 of property and equipment) and liabilities assumed were approximately $44,000,000. In exchange, Greenbriar issued 1,949,950 shares of Series E preferred stock, valued at approximately $14,000,000, to the Wedgwood shareholders. The Series D and E preferred stock is convertible, upon approval of the common stockholders, into 1,962,458 shares of common stock. The operations of Wedgwood will be reflected in the consolidated financial statements of the Company beginning April 1, 1996.

The following table presents pro forma unaudited consolidated results of operations for the three-month periods ended March 31, 1995 and 1996, assuming that the acquisition had taken place on January 1, 1995. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition been made on January 1, 1995, or of future results of operations of the combined companies (in thousands):


                                                             Three months ended
                                                                 March 31,
                                                             ------------------
                                                              1995        1996
                                                             ------      ------

   Revenue                                                   $9,617      $5,202
   Earnings (loss) from continuing operations                 2,870        (225)
   Net earnings                                               2,856         355
   Earnings per share                                          0.51        0.05

               Report of Independent Certified Public Accountants
               --------------------------------------------------



Stockholders, Members, Partners and Owners
Wedgwood Retirement Inns


We have audited the accompanying combined balance sheets of Wedgwood Retirement Inns as of December 31, 1994 and 1995, and the related combined statements of operations, stockholders', members', partners' and owners' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the combined financial position of Wedgwood Retirement Inns as of December 31, 1994 and 1995, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

Portland, Oregon
March 21, 1996

                              Wedgwood Retirement Inns

                                   COMBINED BALANCE SHEETS
                                   (Amounts in thousands)


                                                          December 31,
                                                       ------------------   March 31,
ASSETS                                                   1994      1995       1996
                                                       --------   -------   -------
                                                                          (unaudited)
CURRENT ASSETS
 Cash                                                   $   657   $   885   $   735
 Accounts receivable
  Trade                                                     104       147       283
  Employees and owners                                        2         -         -
  Other                                                      66       305        85
 Supplies                                                    47        62        56
 Prepaid expenses                                           139       113       136
                                                        -------   -------   -------

   Total current assets                                   1,015     1,512     1,295

PROPERTY AND EQUIPMENT
 Buildings and improvements                              21,933    29,764    30,250
 Furniture, fixtures and equipment                        2,339     3,127     3,019
 Vehicles                                                   274       333       347
 Construction-in-progress                                 1,222       352     1,598
 Land                                                     3,073     3,346     2,964
 Less accumulated depreciation and amortization          (6,698)   (7,797)   (8,165)
                                                        -------   -------   -------
                                                         22,143    29,125    30,013

RESTRICTED ASSETS
 Mortgage escrow deposits                                   126       204       326
 Reserve for capital improvements                           116       782       757
 Certificate of deposit                                       -       400         -
 Held-to-maturity securities                              1,131     1,460     1,859
                                                        -------   -------   -------
                                                          1,373               2,942

OTHER ASSETS
 Property held for sale                                   2,543       798       862
 Organization and start-up costs, net                        72       211       108
 Financing costs, net                                     1,034     1,572     1,588
 Other                                                      138        14         -
                                                        -------   -------   -------
                                                          3,787     2,595     2,558
                                                        -------   -------   -------

                                                        $28,318   $36,078   $36,808
                                                        =======   =======   =======


       The accompanying notes are an integral part of these statements.

                           Wedgwood Retirement Inns

                            (Amounts in thousands)


LIABILITIES AND STOCKHOLDERS', MEMBERS',             December 31,
                                                  ------------------   March 31,
PARTNERS' AND OWNERS' DEFICIT                       1994      1995       1996
                                                  --------  --------  -----------
                                                                      (unaudited)

CURRENT LIABILITIES
 Accounts payable                                 $   504   $   948      $   885
 Accrued expenses                                     783       671          914
 Deferred revenues and tenant deposits                309       369          487
 Current maturities of long-term obligations        1,146     1,517        1,567
                                                  -------   -------      -------
                                                    2,742     3,505        3,853

LONG-TERM OBLIGATIONS, less current maturities     17,922    24,396       24,988

DEFERRED REVENUE                                       72        66            -

FINANCING OBLIGATIONS                              10,847    11,800       11,908

STOCKHOLDERS', MEMBERS', PARTNERS' AND
 OWNERS' DEFICIT                                   (3,265)   (3,689)      (3,941)
                                                  -------   -------      -------

                                                  $28,318   $36,078      $36,808
                                                  =======   =======      =======

       The accompanying notes are an integral part of these statements.

                           Wedgwood Retirement Inns

                       COMBINED STATEMENTS OF OPERATIONS
                            (Amounts in thousands)

                            Year ended December 31,


                                                                            Three months ended
                                                Year ended December 31,          March 31,
                                            ------------------------------  -------------------
                                               1993       1994      1995      1995      1996
                                            ---------  ---------  --------  --------  ---------
                                                                                (unaudited)
Revenues
  Residential rental                          $10,184    $12,018   $14,940   $3,493      $4,262

Operating expenses
  Residential operating expenses                7,542      8,585    10,916    2,431       3,182
  Depreciation and amortization                   911      1,216     1,374      275         488
  General and administrative                      605        738       959      210         322
                                              -------    -------   -------   ------      ------
                                                9,058     10,539    13,249    2,916       3,992
                                              -------    -------   -------   ------      ------

        Operating income                        1,126      1,479     1,691      577        (270)

Other income (expense)
  Interest income                                  26         74       160       20          13
  Interest expense                             (1,092)    (2,191)   (2,843)    (654)       (845)
  Other                                            70         77        94        3          28
                                              -------    -------   -------   ------      ------

        NET EARNINGS (LOSS)                   $   130    $  (561)  $  (898)  $  (54)     $ (534)
                                              =======    =======   =======   ======      ======

       The accompanying notes are an integral part of these statements.

                           Wedgwood Retirement Inns
           COMBINED STATEMENT OF STOCKHOLDERS', MEMBERS', PARTNERS'
                         AND OWNERS' DEFICIT
                        (Amounts in thousands)



Balance at January 1, 1993                                           $(3,373)

Equity contributed                                                       357
Equity distributed                                                      (597)
Net earnings                                                             130
                                                                      ------

Balance at December 31, 1993                                          (3,483)

Equity contributed                                                     1,358
Equity distributed                                                      (579)
Net loss                                                                (561)
                                                                      ------

Balance at December 31, 1994                                          (3,265)

Equity contributed                                                     1,945
Equity distributed                                                    (1,471)
Net loss                                                                (898)
                                                                     -------

Balance at December 31, 1995                                          (3,689)

Equity contributed                                                       500
Equity distributed                                                      (218)
Net loss                                                                (534)
                                                                    --------

Balance at March 31, 1996 - unaudited                                $(3,941)
                                                                      ======

       The accompanying notes are an integral part of these statements.

                           Wedgwood Retirement Inns

                       COMBINED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)

                                Year ended December 31,          March 31,
                             ----------------------------   ---------------------
                               1993      1994      1995       1995        1996
                             ------    -------   --------   ---------   ---------
                                                                  (unaudited)

Cash flows from operating
 activities
 Net income (loss)           $  130    $  (561)  $   (898)        (54)       (534)
 Adjustments to reconcile
  net income (loss)
  to net cash provided by
  operating activities
     Depreciation and
      amortization              927      1,230      1,214         230         476
     Write-off of deferred
      financing costs             -         60        179          45          12
     Amortization of
      discount on
      held-to-maturity
      securities                  -          -        (22)         (4)          -
     Change in assets and
      liabilities
      Mortgage escrow
       deposits                 (69)        66        (78)       (133)        (68)
      Accounts receivable      (120)       324       (282)         16          84
      Supplies                   (1)       (14)       (16)         (5)          6
      Prepaid expenses and
       other assets              15       (136)      (117)         58         (23)
      Accounts payable and
       accrued expenses        (129)      (398)       619         312         181
      Deferred revenues
       and tenant deposits       (7)       236        136         (31)         52
                             ------    -------   --------   ---------   ---------

        Net cash provided by
         operating activities   746        807        735         434         186
                             ------    -------   --------   ---------   ---------

Cash flows from investing
 activities
 Reserves for capital
  improvements                  (15)       (16)      (666)         (4)        (28)
 Business acquisitions            -     (1,794)         -           -           -
 Purchases of property and
  equipment                    (977)    (4,413)    (8,870)     (1,741)     (1,322)
 Purchase of securities           -     (1,131)    (1,462)        (40)          -
 Proceeds from sale of land       -          -         15           -           -
 Purchase of restricted
  certificate of deposit          -          -       (400)          -           -
 Proceeds from sale of
  securities                      -          -      1,155           -           1
                             ------    -------   --------   ---------   ---------
        Net cash used in
         investing
         activities            (992)    (7,354)   (10,228)     (1,785)     (1,349)
                             ------    -------    -------   ---------   ---------

Cash flows from financing
 activities
 Proceeds from long-term
  debt                        1,144     14,614     14,547       1,848         863
 Principal payments on debt    (554)    (7,119)    (5,241)       (406)       (112)
 Payments for financing
  costs                         (81)      (653)      (746)        (73)        (20)
 Equity contributed             357        356      1,945         234         500
 Equity distributed            (597)      (579)      (784)       (162)       (218)
                             ------    -------   --------   ---------   ---------

        Net cash provided by
         financing activities   269      6,619      9,721       1,441       1,013
                             ------    -------    -------   ---------   ---------

        NET INCREASE (DECREASE)
         IN CASH                 23         72        228          90        (150)

Cash at beginning of period     562        585        657         657         885
                             ------    -------   --------   ---------   ---------

Cash at end of period        $  585    $   657   $    885   $     747   $     735
                             ======    =======   ========   =========   =========

       The accompanying notes are an integral part of these statements.

                            Wedgwood Retirement Inns

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (Amounts in thousands of dollars)



NOTE A - BASIS OF PRESENTATION

  The accompanying combined financial statements include the historical assets, liabilities and operations associated with the entities listed below. The combined entities are collectively referred to as Wedgwood Retirement Inns (the Company). All such entities have ownership and management interests in common with either Wedgwood Retirement Inns, Inc. (WRII) or with the controlling principals of WRII.

  Information relative to the entities included in the combined financial statements at December 31, 1994 and 1995 and for each of the three years in the period then ended is as follows:


                                     Common
        Entity                       Control                  Legal Form
- ---------------------------  ------------------------  -------------------------

Crown Pointe Development -
 Corona                               60.00%           Partnership
Hermiston Assisted Living,
 Inc. (Meadowbrook)                  100.00            S Corporation
King City Retirement
 Corporation
 (dba Pacific Pointe
  Retirement Inn)                     90.00            S Corporation
Liberty Acquired Brain
 Injury Habilitation
 Services, Inc. (Liberty)             25.00            S Corporation
Lincolnshire Partners
 (Lincolnshire)                       40.50            Partnership
Neawanna by the Sea
 (Neawanna)                           58.88            Limited Partnership
Retirement Housing
 Associates (dba Villa Del
 Rey-Merced)                          50.00            Partnership
 Villa Del Rey-Visalia                                 Division of Retirement
                                                       Housing
                                                       Associates
The Terrace Retirement,
 Inc.                                 50.00            S Corporation
Villa Del Rey-Napa                   100.00            Proprietorship
Villa Del Rey-Roswell,
 Limited Partnership
 (VDR-Roswell)                        72.12            Limited Partnership
 Camelot Retirement
  Community (Camelot)                                  Division of VDR-Roswell
 Oak Harbor (dba
  Summerhill)                                          Division of VDR-Roswell
 The Village at Forest
  Glen (VFG) *                                         Division of VDR-Roswell
Wedgwood Retirement Inns,
 Inc.                                 82.50            S Corporation

*Transferred to partners
 on January 1, 1995.

The following additional entities are included as of and for the year ended
December 31, 1995:


                                     Common
        Entity                       Control                   Legal Form
- ---------------------------  -----------------------   -------------------------

Lewiston Group LLC (dba
 Wedgwood Terrace)                    82.00%           Limited Liability Company
Rose Garden Estates, LLC              92.00            Limited Liability Company
Roswell Retirement, Ltd.
 Co. (dba Villa De La Rosa)           82.00            Limited Liability Company
Roswell Villa Partners
 (dba Villa Del Sol)                  50.00            Partnership
Sweetwater Springs Group,
 LLC                                  82.00            Limited Liability Company

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES

 A summary of the significant accounting policies applied in the preparation of the accompanying combined financial statements follows.

 1.  Line of Business
     ----------------

 The Company is involved in operating, managing and owning assisted living, congregate and Alzheimer's facilities (residences). The principal source of revenues is residential rental.

 2.  Cash
     ----

 For purposes of the combined statements of cash flows, the Company considers cash to include currency on hand and demand deposits.

 3.  Concentration of Risk
     ---------------------

 The Company's financial instruments that were exposed to concentrations of credit risk consist primarily of cash. The Company places its funds with high credit quality financial institutions and, at times, such funds may be in excess of the FDIC limit.

 4.  Property and Equipment
     ----------------------

 Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Accelerated depreciation is used for substantially all property and equipment. Useful lives are as follows:

     Buildings and improvements                         5 to 28 years
     Furniture fixtures and equipment                   5 to 7 years
     Vehicles                                           5 years

 Property and equipment includes interest costs incurred during the construction period, as well as development fees and other costs directly related to the development and construction of the residences. Maintenance and repairs are charged to income as incurred and significant renewals and betterments are capitalized. Deductions are made for retirements resulting from the renewals or betterments. The property is recorded at the lower of historical cost or net realizable value.

 5.  Intangible Assets
     -----------------

 Costs incurred in connection with the organization of the individual combined entities have been capitalized and are being amortized over five years on a straight-line basis.

 Loan costs incurred in connection with obtaining permanent financing of Company owned residences have been capitalized and are amortized over the term of the financing.

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES - Continued

 Costs incurred in connection with preopening marketing, employee recruitment and training, and other start-up expenditures necessary to prepare the residences for rent have been capitalized. These prerental costs are amortized over 12 months beginning when the residences are available for occupancy.

 6.  Income Taxes
     ------------

 Income taxes on the net earnings are payable personally by the stockholders, members, partners and owners and accordingly are not reflected in these financial statements.

 7.  Purchase of Withdrawing Partner's Interest
     ------------------------------------------

 When a withdrawing partner is paid or credited more than book value to retire or sell the partner's equity interest, the partnership treats the transaction as a purchase and revalues, up to market value, partnership assets.

 8.  Marketable Securities
     ---------------------

 Effective January 1, 1994, the Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Following the provisions of that statement, the Company has classified its investments in marketable securities as held-to-maturity securities. There was no effect on the Company's income due to the implementation of the statement.

 9.  Fair Value of Financial Instruments
     -----------------------------------

 At December 31, 1995, the estimated fair value of each class of the Company's financial instruments either approximated carrying values or were not material.

 10. Accounting Estimates
     --------------------

 In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 11. Impairment of Long-Lived Assets
     -------------------------------

 The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, the Company estimates the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value. The adoption of Statement of Financial Accounting Standards No. 121 is not expected to have a material impact on the Company's financial statements.

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES - Continued

 12.  Interim Statements
      ------------------

 In the opinion of management, the unaudited interim financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1996 and the results of its operations and cash flows for the three-month periods ended March 31, 1995 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

NOTE C - SUPPLEMENTAL CASH FLOW INFORMATION

                                                       Year ended December 31,
                                                      --------------------------
                                                        1993      1994     1995
                                                      --------  --------  ------
   Supplemental cash flow
    information
     Interest paid                                       $675    $2,167   $2,758

   Supplemental data on noncash
    investing
     and financing activities
      Businesses acquired
        Fair value of assets
         acquired                                        $  -    $9,184     $  -
        Liabilities assumed                                 -      (470)       -
        Seller debt financing                               -    (5,220)       -
                                                          ---               ----

          Total cash and nonseller
           financing                                     $  -    $3,494     $ -
                                                          ===     =====

      Equity contributed                                 $  -   $(1,002)    $ -
      Property and equipment
       acquired                                             -     1,002        -
      Debt issued                                        (150)        -        -
      Other                                               150         -        -


 On January 1, 1995 the operations of The Village at Forest Glen were transferred to the individual partners as follows:

     Current assets                                    $   23
     Property and equipment                             2,521
     Other assets                                          35
     Accounts payable and accrued
      liabilities                                        (297)
     Debt                                              (1,595)
     Equity                                              (687)
                                                        -----

                                                       $    -
                                                        =====

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE D - ACQUISITIONS AND NEW ENTITIES

 VDR-Roswell acquired the operations of Camelot in Harlingen, Texas, Summerhill in Oak Harbor, Washington and VFG in Beaverton, Oregon during 1994. The acquisitions were accounted for using the purchase method of accounting and the results of operations have been included in the Company's combined financial statements subsequent to the acquisition date. The acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The date the facilities were acquired, the allocation of purchase price to assets and the method of payment are as follows:

                                         Camelot      Summerhill       VFG
                                      --------------  ----------  --------------
   Date acquired                      September 1994  April 1994  September 1994

   Purchase Price
- ------------------------------------
   Land                                       $1,250      $  193          $  148
   Buildings                                   3,100       1,902           2,392
   Furniture, fixtures and equipment              49          38               8
   Acquisition agreements                        100           -               -
   Goodwill                                        1           1               2
                                              ------      ------          ------

                                              $4,500      $2,134          $2,550
                                              ======      ======          ======
     Payment
- ------------------------------------

   Cash                                       $  661      $  434          $  699
   Seller debt financing                       3,625           -           1,595
   Other debt financing                            -       1,700               -
   Liabilities                                   214           -             256
                                              ------      ------          ------

                                              $4,500      $2,134          $2,550
                                              ======      ======          ======

 During 1994, Liberty was formed and began to acquire three parcels of land in Ellensburg, Washington. In November 1994, they began construction of a retirement facility. The construction was completed in July 1995 at which time operations began.

 During 1994, Lincolnshire was formed and entered into a ground lease for property located in Lincoln City, Oregon and began construction of a retirement facility. The construction was completed in late 1995 and operations began in November 1995.

 During 1995, Lewiston Group LLC was formed and leased a facility (Wedgwood Terrace) in Lewiston, Idaho. The facility began operations in November 1995.

 During 1995, Rose Garden Estates, LLC was formed and construction was completed on a facility (Rose Garden Estates) located in Ritzville, Washington. The facility began operations in December 1995.

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE D - ACQUISITIONS AND NEW ENTITIES - Continued

 During 1995, Roswell Retirement, Ltd., Co. was formed and began construction of a facility (Villa de la Rosa) located in Roswell, New Mexico. The facility was under construction at December 31, 1995 and is anticipated to begin operations in October 1996.

 During 1995, Roswell Villa Partners was formed and construction was completed on a facility (Villa Del Sol) located in Roswell, New Mexico. The facility began operations in December 1995.

 During 1995, Sweetwater Springs Group, LLP was formed and began construction of a facility (Sweetwater Springs) in Lithia Springs, Georgia. At the completion of the project in August 1996, Sweetwater will lease the facility from the owner for a minimum of 15 years.


NOTE E - RESTRICTED ASSETS

 Mortgage escrow deposits represent amounts in escrow for the payment of insurance premiums and real property tax assessments. The escrow accounts are required by mortgage lenders or by the Oregon Housing and Community Services Department.

 The reserve for capital improvements includes $137 of replacement reserves and $645 of renovation funds in escrow. The replacement reserves represent restricted amounts on deposit which are to be used for future acquisition of equipment and building improvements at Pacific Pointe Retirement Inn. Acquisitions must be approved by the Oregon Housing and Community Services Department. The renovation funds represent amounts, disbursed from a loan, which are to be used for the renovation of the congregate facility at Camelot. The certificate of deposit is required as collateral for a loan to Camelot.

 The Company's held-to-maturity securities consist of mortgage-backed securities which mature through April 23, 1997. The amortized cost, unrealized gains and fair value at December 31, 1995 are $1,460, $4 and $1,464, respectively. The investments are held as collateral for outstanding letters of credit (see note
 I).


NOTE F - DEFERRED REVENUES AND TENANT DEPOSITS

 Total deferred revenues and tenant deposits are as follows:

                                                              1994   1995
                                                              -----  -----

   Prepaid rents                                               $ 35   $ 65
   Unit sales deposits                                           68     16
   Tenant security deposits                                     206    288
                                                                ---    ---

                                                               $309   $369
                                                                ===    ===


                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE G - LONG-TERM OBLIGATIONS

Long-term obligations consist of the following:

                                                            1994     1995
                                                           -------  -------

     Notes payable to banks and financial institutions    $ 4,598  $10,767
     Notes payable to individuals and companies             5,840    5,039
     Note payable to the Redevelopment Agency of
      the City of Corona, California                        7,950    7,815
     Notes payable to related parties                         680    2,234
     Other                                                      -       58
                                                          -------  -------
                                                           19,068   25,913
     Less current maturities                                1,146    1,517
                                                          -------  -------

                                                          $17,922  $24,396
                                                          =======  =======

 Notes payable to banks and financial institutions mature through the year 2015 and include fixed and variable interest rates ranging from 7.5% to 11.75% at December 31, 1995. The notes are collateralized by real property, personal property, fixtures, equipment and the assignment of rents.

 Notes payable to individuals and companies mature through the year 2015 and include variable and fixed interest rates ranging from 7% to 10.64% at December 31, 1995. The notes are collateralized by real property, personal property, fixtures, equipment and the assignment of rents.

 The note payable to the Redevelopment Agency of the City of Corona, California is payable into a sinking fund semi-annually in increasing amounts from $65 to $420 through May 1, 2015. The variable interest rate was 4.75% at December 31, 1995. The note is collateralized by personal property, land, fixtures and rents.

 Notes payable to related parties mature through the year 2000 and include fixed interest rates ranging from 9.5% to 12%.

 Aggregate maturities of long-term debt for the five years following December 31, 1995 are as follows: 1996, $1,517; 1997, $530; 1998, $1,432; 1999, $2,726;
 and 2000, $2,512.

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE H - FINANCING OBLIGATIONS

 During 1994, the Company entered into sale-leaseback transactions for the VDR-Roswell and the Neawanna facilities. At the end of the tenth year of the fifteen year leases, the Company has options to repurchase the facilities for the greater of the sales prices or their fair market values. The sale-leaseback transactions have been accounted for as financings. The Company has recorded the proceeds from the sales as financing obligations, classified the lease payments as interest expense, and continued to carry the facilities at historical cost and to record depreciation. At the end of the ten year period, if the repurchase options are not exercised by the Company, gain on sale will be realized and will be recognized over the remaining five years of the leases. Annual payments under the lease agreements are $1,167 for each of the years 1996 through 2000.

 The Company sells certain of its individual independent living units at its Camelot facility and, at the time of sale, enters into an agreement to repurchase. The repurchase price of each unit will range from 65% to 80% of the fair market value at the date of repurchase, based upon the number of years each tenant has occupied the units. Upon the repurchase of a unit, Camelot has the intention to resell it. The sales proceeds are recorded as a financing obligation. At December 31, 1994 and 1995 Camelot had $32 and $985, respectively of financing obligations under repurchase transactions.


NOTE I - COMMITMENTS

 1.  Operating Leases
     ----------------

 The Company leases certain retirement centers under operating leases which expire through the year 2024. The leases provide that the Company pay for property taxes, insurance and maintenance. The rent payments normally include monthly payment of property taxes and insurance into reserve accounts.

 Future minimum payments following December 31, 1995 are as follows:


     1996                                             $1,654
     1997                                              1,737
     1998                                              1,053
     1999                                              1,078
     2000                                                334
     Thereafter                                        4,641
                                                      ------

                                                     $10,497
                                                      ======

 Lease expense in 1993, 1994 and 1995 was $1,617, $2,009 and $1,676,
 respectively. Certain leases contain rent escalation clauses which are based upon future events or changes in indices.

                           Wedgwood Retirement Inns

                       (Amounts in thousands of dollars)


NOTE I - COMMITMENTS - Continued

 2.  Commitments to Repurchase Units
     -------------------------------

 At the date of the acquisition of Camelot, it had outstanding obligations to purchase 101 individual independent living units which had been sold with agreements to repurchase. The repurchase prices are based on a discount from the market value of each unit. At December 31, 1994 and 1995, the remaining estimated outstanding repurchase obligation acquired in the Camelot acquisition was $4,900 and $4,561, respectively. The estimated fair value of the properties was $7,150 and $6,939, respectively.

 3.  Letters of Credit
     -----------------

 The Company has three outstanding letters of credit totaling $1,167 as of December 31, 1995. The letters of credit were issued in conjunction with real estate financing transactions and are collateralized by the Company's held-to-maturity securities.

 4.  Agreement to Support
     --------------------

 The Company, as part of a ground lease for the Lincolnshire facility, entered into an agreement to support the North Lincoln Hospital, a charitable foundation and the ground lessor. The calculation of the annual contribution will be based upon 33.33% of the distributable net income of Lincolnshire as defined in the agreement, less ground rent paid. Contributions are to be made monthly. No contribution was made in 1995.


NOTE J - RELATED PARTY TRANSACTION

 The Company purchases services from Lund Construction and Wedgwood Services, companies which are owned by a major investor in the Company. During the years ended December 31, 1994 and 1995, the Company incurred $198 and $266, respectively, for construction and remodeling services from these related entities.


NOTE K - SUBSEQUENT EVENTS

 Subsequent to year end, the Company entered into a merger agreement with Greenbriar Corporation (Greenbriar). Under the terms of the agreement, the Company's owners received preferred stock of Greenbriar and cash in exchange for all of the outstanding shares of Wedgwood Retirement Inns, Inc. and substantially all of the assets and liabilities of the combined entities included in these financial statements.

         [LETTERHEAD OF PINNACLE CONSULTING GROUP, INC. APPEARS HERE]
- --------------------------------------------------------------------------------
                                            Business and Real Estate Consultants



                                 March 25, 1996



Mr. Michael Gilley, Executive Vice-President
MEDICAL RESOURCE COMPANIES OF AMERICA
4265 Kellway Circle
Addison, Texas  75244

RE:  Westwood Village Shopping Center, Clemmons, North Carolina

Dear Mr. Gilley:

In accordance with your request, we have prepared a narrative appraisal report of the above referenced property. The date of valuation is March 11, 1996, and the date of the report preparation is March 25, 1996. The purpose of the appraisal is to estimate the Market Value of the leased fee interest of the subject property as of March 11, 1996.

The legal description of the property, together with a definition of Market Value and other important appraisal terminology is presented in the sections of the report entitled Property Identification, Location and Description, and Scope and Premises of the Assignment. Your attention is also directed to the subsection for special and general Assumptions and Limiting Conditions, which further identifies the scope and use of this report.

In addition to a careful physical inspection and analysis of the subject property, other matters considered pertinent have been examined including the social, economic, governmental and environmental characteristics of the neighborhood and an assessment of pertinent market trends. The accompanying report sets forth these findings and conclusions, together with maps, plats, photographs and other exhibits considered essential in explaining the basis of value.

The appraisal has been prepared in compliance with the requirements of the Uniform Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Appraisal Foundation. The appraisal is also in compliance with 12 CFR, Part 1608.


                                  EXHIBIT "A"

Gilley
March 11, 1996
Page 2

The subject property is not considered to have any significant natural, cultural, recreational, or scientific value.

Based upon the data, analyses and reasoning contained in the attached report, the market value estimate of the fee simple interest in the subject property, as of March 11, 1996, is estimated as follows:

                                  Market Value

           Three Million Three Hundred Seventy-Five Thousand Dollars

                                   $3,375,000

The narrative portion of the appraisal will follow. We appreciate the opportunity to serve you, and trust you will advise us if we can be of further assistance. We also hope you will consider us favorably for your future valuation needs.

Respectfully,



Martin M. MacRae, MAI
State Certified: TX-1320273-G

       [LETTERHEAD OF J.C. BRADFORD & CO. CORPORATE FINANCE APPEARS HERE]


                                 March 15, 1996


Board of Directors
Greenbriar Corporation
4265 Kellway Circle
Addison, TX  75244-2033

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Greenbriar Corporation ("Greenbriar"), of the consideration to be paid by Greenbriar for 100% of the outstanding capital stock (the "Shares") of Wedgwood Retirement Inns, Inc., a Washington corporation ("Wedgwood"), pursuant to the terms of the Stock Purchase Agreement, as amended (the "Stock Purchase Agreement"), among Greenbriar, Wedgwood and Victor L. Lund, Paul Dendy, Mark Hall, Frank R. Reeves, Doris Thornsbury and Theresa Waldroff (the "Selling Stockholders"). Pursuant to the Stock Purchase Agreement, the consideration to be paid to Wedgwood shall consist of 1,912,784 shares of Series E Preferred stock convertible into 1,594,987 shares of common stock of Greenbriar and $425,000 in cash and notes, plus the assumption of certain liabilities. The terms and conditions of the foregoing transaction (the "Transaction") are more fully set forth in the Stock Purchase Agreement.

     J.C. Bradford & Co. ("Bradford"), as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as Greenbriar's financial advisor in connection with the Transaction and will receive a fee from Greenbriar for our services.

     In rendering our opinion, we reviewed the Stock Purchase Agreement, certain financial information concerning Wedgwood and Greenbriar and certain internal financial and other information with respect to the business, operations and prospects of Wedgwood, furnished by management of Wedgwood to us. We held discussions with members of the senior management of each of Greenbriar and Wedgwood regarding the business and prospects of their companies and the combined Greenbriar and Wedgwood. In addition, we have (i) reviewed the reported price and trading activity for Greenbriar's Common Stock; (ii) compared certain financial information for Wedgwood with similar information and several valuation measures for certain other companies whose securities are publicly traded; (iii) reviewed the financial terms of certain business combinations which we deemed comparable in whole or in part; (iv) evaluated the


                                  Exhibit "B"

Greenbriar Corporation
March 15, 1996
Page 2


potential pro forma financial impact of the Transaction on Greenbriar (v) performed such other studies and analyses and considered other factors as we deemed appropriate to arrive at our opinion.

     In rendering this opinion, we have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the financial projections supplied to us by the management of Wedgwood, we have assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Wedgwood's management as to the future performance of Wedgwood. We did not assume any responsibility for the financial projections provided to us and relied upon the assurances of management of Wedgwood and Greenbriar that they were unaware of any facts that would make such financial projections incomplete or misleading. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Greenbriar or Wedgwood nor have we made any physical inspection of the properties or assets of Greenbriar or Wedgwood. We were not asked to consider and our opinion does not address the relative merits of the proposed Transaction as compared to any alternative business strategies that might exist for Greenbriar or the effect of any other transactions in which Greenbriar might engage. Our opinion is necessarily based upon economics, market and other conditions existing on, and the information made available to us as of the date hereof. We are not expressing any opinion as to what the value of Greenbriar's Common Stock actually will be when issued to the Wedgwood shareholders pursuant to the Transaction or the price at which the Greenbriar Common Stock will trade subsequent to the Transaction.

     This letter is for the information of the Board of Directors of Greenbriar only and is not to be reproduced, summarized, described or referred to or given to or relied upon by any other person, in whole or in part, without our prior written consent.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Greenbriar in the Transaction is fair to Greenbriar from a financial point of view.

                                   Very truly yours,



                                   J.C. BRADFORD & CO.

                             Greenbriar Corporation


          This Proxy is Solicited on Behalf of the Board of Directors


  The undersigned hereby (i) acknowledges receipt of the Notice of Special Meeting of Stockholders of Greenbriar Corporation (the "Company") to be held at the offices of the Company in Addison, Texas, on August 22, 1996, beginning at 10:00 a.m., Dallas Time, and the Proxy Statement in connection therewith and (2) appoints James R. Gilley and Gene S. Bertcher, and each of them, the undersigned's proxies with full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Series B and C Preferred Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

  The undersigned directs that the undersigned's proxy be voted as follows:

1.PROPOSAL I:
  APPROVE PROPOSAL TO    [   ]  FOR  [   ]  AGAINST  [   ]  ABSTAIN
  APPROVE THE RIGHT TO
  CONVERT SERIES E
  PREFERRED STOCK INTO
  COMMON STOCK

2.PROPOSAL II:
  APPROVE PROPOSAL TO    [   ]  FOR  [   ]  AGAINST  [   ]  ABSTAIN
  APPROVE THE RIGHT TO
  CONVERT SERIES D
  PREFERRED STOCK INTO
  COMMON STOCK

3.IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH MAY PROPERLY COME
  BEFORE THE MEETING.

  This proxy will be voted as specified above. If no specification is made, this proxy will be voted for approval of the Proposals.

  The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock or Series B and C Preferred Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

  If more than one of the proxies named shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

  Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

                              Date ___________ __, 1996


                              --------------------------------------------
                                   Signature of Stockholder


                              --------------------------------------------
                                   Signature of Stockholder


                              Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.